EXHIBIT 10.3

FORM OF

GULF COAST ULTRA DEEP ROYALTY TRUST

AMENDED AND RESTATED ROYALTY TRUST AGREEMENT

[            ], 2013

ARTICLE I. DEFINITIONS	2

Section 1.1. Defined Terms	2
Section 1.2. Rules of Construction	7

ARTICLE II. NAME AND PURPOSE OF THE TRUST	8

Section 2.1. Name	8
Section 2.2. Purposes	9
Section 2.3. Nature of the Trust	10
Section 2.4. Transfer of Trust Property to the Trust	10
Section 2.5. Issuance of Units	12
Section 2.6. Principal Offices	12

ARTICLE III. ADMINISTRATION OF THE TRUST	12

Section 3.1. General	12
Section 3.2. Limited Power to Dispose of Royalties	14
Section 3.3. No Power to Engage in Business, Make Investments or Enter into Certain Contracts	15
Section 3.4. Interest on Cash on Hand	16
Section 3.5. Power to Settle Claims	16
Section 3.6. Power to Contract for Services	17
Section 3.7. Payment of Liabilities of Trust; Depositor Funding Obligation	17
Section 3.8. Establishment of Reserves	17
Section 3.9. Limited Power to Borrow	17
Section 3.10. Income and Principal	18
Section 3.11. [Reserved]	18
Section 3.12. Transactions between Related Parties	19
Section 3.13. No Bond Required	19
Section 3.14. Timing of Trust Income and Expenses	19
Section 3.15. Divestiture of Units	19
Section 3.16. Filing of Securities Act Registration Statement, Exchange Act Registration Statement and Other Reports, Listing of Trust Units, etc.; Certain Fees and Expenses	21
Section 3.17. Reserve Reports	24
Section 3.18. [Reserved]	24
Section 3.19. Unitholders	24
Section 3.20. Call Rights	25

ARTICLE IV. BENEFICIAL SHARES	29

Section 4.1. Creation and Distribution	29
Section 4.2. Beneficial Interest of Unitholders; Limitation on Personal Liability of Trust Unitholders	29

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GULF COAST ULTRA DEEP ROYALTY TRUST

AMENDED AND RESTATED ROYALTY TRUST AGREEMENT

This Amended and Restated Royalty Trust Agreement (“Agreement”) of Gulf Coast Ultra Deep Royalty Trust (the “Trust”) is entered into as of [            ], 2013, between Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“Depositor”), McMoRan Oil & Gas LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Grantor”), The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Bank”), as trustee (the “Trustee”), and BNY Mellon Trust of Delaware, as Delaware trustee (the “Delaware Trustee”).

WHEREAS, McMoRan Exploration Co., a Delaware corporation (“Company”), is engaged in the business of exploration, development and production of oil and natural gas in the shallow waters (less than 500 feet of water) of the Gulf of Mexico and onshore in the Gulf Coast area of the United States;

WHEREAS, Depositor, INAVN Corp., a Delaware corporation (“Merger Sub”), and Company are parties to an Agreement and Plan of Merger dated December 5, 2012 (the “Merger Agreement”) pursuant to which, and subject to satisfaction of the conditions precedent thereto, Merger Sub will merge with and into Company, with the result that Company shall become a wholly owned subsidiary of Depositor;

WHEREAS, pursuant to the Merger Agreement and the Conveyances (hereinafter defined), Depositor has agreed to convey, or cause to be conveyed, effective as of the Effective Time, the Royalties (hereinafter defined) to the Trust pursuant to the Conveyances in consideration for the issuance by the Trust of [            ] Units, the aggregate of all such Units representing the ownership of the entire Beneficial Interest (hereinafter defined) in the assets of the Trust, with [            ] Units being issued to the Exchange Agent (as defined in the Merger Agreement) for distribution to the holders of the Company Common Stock (as defined in the Merger Agreement), and [            ] of such Units (including [            ] Company Convertible Units as hereinafter defined) being issued to the Depositor;

WHEREAS, as of December 18, 2012, certain individuals, as Regular Trustees (the “Regular Trustees”) and Wilmington Trust, National Association (“Wilmington” and, together with the Regular Trustees, the “Original Trustees”) and Depositor entered into a Trust Agreement (the “Original Trust Agreement”) pursuant to which the Trust was formed under the terms and conditions set forth therein;

WHEREAS, the Original Trustees filed the Certificate of Trust for the Trust, as amended from time to time (the “Certificate of Trust”) in the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) to form the Trust as a statutory trust under the Delaware Trust Act (as defined below) on December 18, 2012, which Certificate of Trust was amended by the filing of a Certificate of Amendment with the Delaware Secretary of State on [            ], 2013, to reflect the substitution of BNY Mellon Trust of Delaware as the Delaware Trustee;

WHEREAS, the merger transaction contemplated by the Merger Agreement has been completed or is expected to be consummated on the date hereof;

WHEREAS, each of the Regular Trustees under the Original Trust Agreement and Wilmington has resigned his position as Trustee or Delaware Trustee, as applicable, for the Trust and the Bank has been appointed and has agreed to act as the new Trustee of the Trust, and BNY Mellon Trust of Delaware has been appointed and has agreed to act as the Delaware Trustee of the Trust;

WHEREAS, Depositor has registered the offer and sale of the Units as contemplated by the Merger Agreement under the Securities Act (as defined below) and has taken all action necessary under state securities laws; and

WHEREAS, the Bank and Depositor desire to amend and restate the Original Trust Agreement in its entirety.

NOW, THEREFORE, in furtherance of forming the Trust, Depositor has heretofore delivered to the Original Trustees Ten Dollars ($10.00) upon execution of the Original Trust Agreement, which the Bank now accepts and agrees to hold in trust, together with the Royalties to be received hereunder, for the purposes, and in accordance with the duties, terms and conditions hereof.

ARTICLE I.

DEFINITIONS

Section 1.1. Defined Terms. In addition to certain other terms defined elsewhere in this Agreement, as used herein, the following terms are used with the meanings indicated:

“AAA” has the meaning set forth in Article XI.

“Accrued Production Amount” has the meaning set forth in Section 3.20(d).

“Affiliate” of a Person means another Person controlled by, controlling or under common control with such Person. As used herein, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means, with respect to a Person, any agent, employee, officer, director, custodian, nominee or attorney of such Person.

“Agreement” means this instrument, as originally executed, or, if amended or supplemented, as so amended or supplemented.

“Article VI Expenses” has the meaning set forth in Section 6.2.

“Bank” has the meaning set forth in the introductory paragraph of this Agreement.

“Beneficial Interest” means the aggregate undivided beneficial ownership interest of the Unitholders in the Trust Estate (including without limitation the proceeds from the conversion of Royalties to cash, and in the right to cash resulting from such conversion of the Royalties, which beneficial interest is expressed in Units, but such beneficial interest does not include any direct ownership interest in or to the Royalties, or any part thereof, or in or to any asset of the Trust Estate) as expressly set out in this Agreement and all other rights of beneficiaries of express trusts created under the Delaware Trust Act, subject to the limitations set forth in this Agreement.

“Book-Entry Units” has the meaning set forth in Section 2.5.

“Business Day” means any day that is not a Saturday, Sunday or other day on which national banking institutions in the City of Austin, Texas, are closed as authorized or required by law.

“Call Termination Time” has the meaning set forth in Section 3.20(b).

“Certificate of Trust” has the meaning set forth in the recitals.

“Claimant” has the meaning set forth in Article XI.

“Closing” has the meaning given thereto in the Merger Agreement

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals of this Agreement.

“Company Common Stock” has the meaning given thereto in the Merger Agreement.

“Company Convertible Securities” has the meaning given thereto in the Merger Agreement.

“Company Convertible Units” means the Units issued to and held by the Depositor, and reserved for issuance to holders of the Company Convertible Securities until such Units are either (a) distributed to such holders in accordance with the respective terms of the underlying agreements of the Company Convertible Securities and the Merger Agreement or (b) cease to be reserved for issuance to holders of the Company Convertible Securities, in which case such Units shall be retained by Depositor.

“Conveyances” means, collectively, the Master Conveyance and each Recordable Conveyance.

“Delaware Secretary of State” has the meaning set forth in the recitals.

“Delaware Trust Act” means the Delaware Statutory Trust Act, Title 12, Chapter 38 of the Delaware Code, 12 Del. C. §§ 3801 et seq.

“Delaware Trustee” means the Person set forth as “Delaware Trustee” in the introductory paragraph of this Agreement and its successors and assigns, not in its individual capacity but solely in its capacity as Delaware trustee.

“Depositor” has the meaning set forth in the introductory paragraph of this Agreement.

“Depositor Annual Expense Cap” has the meaning set forth in Section 3.7.

“Depositor Loans” has the meaning set forth in Section 7.5(a) of this Agreement.

“Dissolution Date” has the meaning set forth in Section 9.2.

“Distribution Date” means the date of a distribution, which shall be on or before ten (10) Business Days after the Quarterly Record Date.

“Effective Time” has the meaning given thereto in the Merger Agreement.

“Environmental Laws” means all applicable federal, state and local laws, regulations, ordinances, rules, orders, permits and governmental restrictions relating to the environment, the effect of the environment on human health or safety, pollutants, contaminants, hazardous substances, or hazardous waste, in effect on the date of this Agreement, and all binding judicial and administrative interpretations thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Registration Statement” means the registration statement by which the Units may be registered under Section 12 of the Exchange Act.

“Expenses” has the meaning set forth in Section 3.16(e) of this Agreement.

“GAAP” has the meaning set forth in Section 5.1.

“Grantor” has the meaning set forth in the introductory paragraph of this Agreement.

“High-Value Call Option” has the meaning set forth in Section 3.20(a).

“HV Call Notice” has the meaning set forth in Section 3.20(a).

“HV Call Record Date” has the meaning set forth in Section 3.20(a).

“HV Termination Time” has the meaning set forth in Section 3.20(a).

“IH Purchase Cap” has the meaning set forth in Section 3.15(b).

“Ineligible Holder” has the meaning set forth in Section 3.15(a).

“Low-Value Call Option” has the meaning set forth in Section 3.20(b).

“LV Call Notice” has the meaning set forth in Section 3.20(b).

“LV Call Record Date” has the meaning set forth in Section 3.20(b).

“LV Termination Time” has the meaning set forth in Section 3.20(b).

“Master Conveyance” means the non-recordable Master Conveyance of Overriding Royalty Interest between Company and/or its Affiliates, on the one hand, and the Trust, on the other, pursuant to which the Royalties are to be conveyed to the Trust effective as of the Effective Time.

“Merger Agreement” has the meaning set forth in the recitals of this Agreement.

“Merger Sub” has the meaning set forth in the recitals of this Agreement.

“MPC” has the meaning set forth in Section 3.16(c).

“Nine-Month Period” has the meaning set forth in Section 3.20(b).

“NYSE” has the meaning set forth in Section 3.16(c).

“Original Trustees” has the meaning set forth in the recitals of this Agreement.

“Original Trust Agreement” has the meaning set forth in the recitals of this Agreement.

“ORRI Transfer” has the meaning given thereto in the Master Conveyance.

“OTCQX” has the meaning set forth in Section 3.16(c).

“Person” means an individual, a corporation, partnership, limited liability company, trust, estate or other organization.

“Production” has the meaning given thereto in the Master Conveyance.

“Quarter” means, for the initial period, the period which commences on the Effective Time and continues through and includes the Quarterly Record Date for the applicable calendar quarter during which the Effective Time occurs, and for succeeding periods the period which commences on the day following a Quarterly Record Date and continues through and includes the next succeeding Quarterly Record Date.

“Quarterly Distribution Amount” means for each Quarter an amount determined by the Trustee (pursuant to Section 5.2 hereof) to be equal to the excess, if any, of (a) the cash received by the Trustee during the Quarter attributable to the Royalties, plus any cash available for distribution as a result of the reduction or elimination during the Quarter of any existing cash reserve created pursuant to Section 3.8 hereof to provide for the payment of liabilities of the Trust, plus any other cash receipts of the Trust during the Quarter including without limitation any cash received from interest earned pursuant to Section 3.4 or pursuant to sales of the interests in the Royalty or other assets of the Trust, other than interest earned on deposits of the Quarterly Distribution Amount for any prior Quarter pending distribution of such amount, over (b) the liabilities of the Trust paid during the Quarter, plus the amount of any cash used pursuant to Section 3.8 hereof in the Quarter to establish or increase a cash reserve for the payment of any accrued, future or contingent liabilities of the Trust. If the Quarterly Distribution Amount determined in accordance with the preceding sentence shall for any Quarter be a negative amount, then the Quarterly Distribution Amount shall be zero, and such negative amount shall reduce the next Quarterly Distribution Amount.

“Quarterly Record Date” for each calendar quarter means the close of business on the 30th day following the end of such calendar quarter or such other date as may be established by the Trustee in order to comply with applicable law or the rules of any securities exchange or quotation system on which the Trust Units may be listed or admitted to trading, in which event “Quarterly Record Date” means such other date.

“Recordable Conveyance” means each recordable Conveyance of Overriding Royalty Interests between Company and/or its Affiliates and the Trust contemplated by the Master Conveyance pursuant to which Royalties are to be conveyed to the Trust.

“Record Date Unitholders” has the meaning set forth in Section 8.2 of this Agreement.

“Regular Trustees” has the meaning set forth in the recitals.

“Reserve Report” means a report of estimated proved reserves attributable to the Royalties and the present value thereof prepared on the basis required by the SEC for inclusion in financial statements filed with the SEC.

“Respondent” has the meaning set forth in Article XI.

“Responsible Officer” means (a) with respect to the Delaware Trustee, any officer in the office of the Delaware Trustee having direct responsibility for the administration of this Agreement, and with respect to a particular corporate trust matter, any officer of the Delaware Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and (b) with respect to the Trustee, any officer in the office of the Trustee having direct responsibility for the administration of this Agreement, and with respect to a particular corporate trust matter, any officer of the Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Royalties” means the overriding royalty interests conveyed to the Trust pursuant to the Conveyances.

“Rules” has the meaning set forth in Article XI.

“Sales Proceeds Amounts” means any cash paid to the Trust upon the sale of Royalties or other assets of the Trust pursuant to Section 3.2 or Section 9.3 after deduction of Trust expenses related to such sale or the establishment by the Trustee of cash reserves in such amounts as the Trustee in its sole discretion deems appropriate for claims and obligations of the Trust, including contingent, conditional and unmatured claims and obligations in accordance with Section 3808 of the Delaware Trust Act or otherwise.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission and any agency which may succeed to its responsibilities and functions after the date hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Act Registration Statement” means the registration statement on Form S-4, which has been filed by the Trust with and declared effective by the SEC to register the offering and sale of the Units under the Securities Act.

“Special Provisions” has the meaning set forth in Article XI.

“Subject Interests” has the meaning set forth in the Conveyances.

“Termination Time” has the meaning set forth in the Recordable Conveyance.

“Transaction Documents” means this Agreement and the Conveyances.

“Transferee” as to any Unitholder or former Unitholder, means any Person succeeding to the interest of such Unitholder or former Unitholder in one or more Units of the Trust, whether as purchaser, donee, legatee or otherwise.

“Trust” means the statutory trust created hereby which shall be held and administered as provided herein and in accordance with the terms and provisions (not inconsistent with any terms and provisions hereof) of the Delaware Trust Act.

“Trust Estate” means the assets held by the Trust (or the Trustee on its behalf) under this Agreement, and shall include both income and principal if separate accounts or records are kept therefor.

“Trust Obligations” has the meaning set forth in Section 3.7 of this Agreement.

“Trustee” means the trustee (other than the Delaware Trustee) designated in the introductory paragraph of this Agreement, or any successor, during the period it is so serving in such capacity.

“Unit” means an undivided fractional interest in the Beneficial Interest, determined as hereinafter provided.

“Unitholder” means the owner of one or more Units as reflected on the books of the Trust pursuant to Article IV.

“VWAP” means the market price of one Unit from the open of trading on the relevant trading day until the close of trading on the relevant trading day determined, using a volume-weighted average method. If the VWAP of the Unit cannot be determined, the closing price of the Unit for the relevant trading day, on the market or system that the Units are most commonly quoted or traded, will be substituted for the VWAP.

“Wilmington” has the meaning set forth in the recitals.

Section 1.2. Rules of Construction. Article, Section, subsection, Schedule and Annex references in this Agreement are references to the corresponding Article, Section, subsection, Schedule and Annex to this Agreement, unless otherwise specified. All Schedules and Annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The words “includes” or “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference in this Agreement to “$” or “dollars” shall mean the lawful currency of the United States of America. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The words “hereof,” “hereby,” “herein,” “hereinafter,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a table of contents and the division of this Agreement into Articles, Sections and other subdivisions are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. To the extent that provisions of this Agreement provide any protection, indemnification, exculpation, reduction of liability, or other agreement for the benefit of the Trustee or Delaware Trustee (collectively, the “Protective Provisions”), the Trustee and Delaware Trustee shall be entitled to the benefit of each and every one of the Protective Provisions, and shall not be required to elect among Protective Provisions; it being hereby agreed that the intent and agreement of the parties to this Agreement are to provide the maximum possible cumulative protective benefit of the Protective Provisions to the Trustee and Delaware Trustee.

ARTICLE II.

NAME AND PURPOSE OF THE TRUST

Section 2.1. Name. The Trust continued by this Agreement shall remain a Delaware statutory trust under the Delaware Trust Act. The Trust shall continue to be known as the Gulf Coast Ultra Deep Royalty Trust, and the Trustee may transact the Trust’s affairs in that name. The continuation and operation of the Trust shall be in accordance with this Agreement, which shall constitute the “governing instrument” of the Trust within the meaning of Section 3801(f) of the Delaware Trust Act. In the event that a Responsible Officer of either the Delaware Trustee or the Trustee becomes aware that any statement contained or matter described in the Trust’s Certificate of Trust has changed, making it false in any material respect, it will notify the other trustee and the Trustee shall promptly file or cause to be filed in the office of the Secretary of State of Delaware an amendment of same at the written direction of the Trustee, duly executed in accordance with Section 3811 of the Delaware Trust Act, in order to effect such change thereto, such filing to be in accordance with Section 3810(b) of the Delaware Trust Act.

Section 2.2. Purposes. The purposes of the Trust are, and the Trust (and the Trustee on behalf of the Trust) shall have the power and authority and is hereby authorized:

(a) to acquire, receive, hold, protect and conserve, for the benefit of the Unitholders, the Trust Estate;

(b) to issue the Units in accordance with Section 2.5 and act as transfer agent;

(c) to receive payments with respect to the Royalties as provided in the Conveyances;

(d) to convert the Royalties to cash either (i) by retaining them and collecting the proceeds from production payable with respect thereto until production has ceased or the Royalties have otherwise terminated or (ii) by selling or otherwise disposing of all or a part of the Royalties in accordance with and subject to the terms of this Agreement and the Conveyances;

(e) to pay, or provide for the payment of, any costs and liabilities incurred in carrying out the purposes of the Trust, and thereafter to distribute the remaining amounts of cash received by the Trust to the Unitholders pro rata based on the number of Units owned;

(f) to cause to be prepared and file (i) reports required to be filed under the Exchange Act, (ii) any reports required by the rules of any securities exchange or quotation system on which the Units are listed or admitted to trading, and (iii) any reports, forms or returns required to be filed pursuant to tax laws and any other applicable laws and regulations;

(g) to incur indebtedness in order to pay the liabilities of the Trust as they become due, if necessary, any such indebtedness to be unsecured except as provided in in Section 3.9(b), Section 6.2, Section 7.5 or elsewhere in this Agreement;

(h) to establish, evaluate and maintain a system of disclosure controls and procedures and internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes Oxley Act or any successor requirement;

(i) subject to the terms of the Master Conveyance and Section 9.3 of this Agreement, to sell and dispose of the Trust Estate as permitted hereby and dissolve the Trust pursuant to Article IX;

(j) to elect to take the Royalty in-kind pursuant to Section 2.02 of the Recordable Conveyance; provided, however, that the Trust shall have no obligation to do so under any circumstances;

(k) to enter into and perform each and all of its obligations under the Transaction Documents; and

(l) subject to Section 3.3, to engage in such other activities as are necessary or convenient for the attainment of any of the foregoing or are incident thereto and which may be engaged in or carried on by a statutory trust under the Delaware Trust Act.

Depositor and Grantor hereby authorize the Trustee on behalf of the Trust to execute and deliver, and to cause the Trust to perform its obligations under the Transaction Documents and the activities contemplated therein.

Section 2.3. Nature of the Trust. It is the intention and agreement of Depositor, Grantor, the Trustee and the Delaware Trustee to continue the Trust as a statutory trust within the meaning of Section 3801(f) of the Delaware Trust Act, for the benefit of the Unitholders, and as a grantor trust for federal income tax purposes. As set forth above and amplified herein, the Trust is intended to be a passive entity limited to the receipt of revenues attributable to the Royalties and the distribution of such revenues, after payment of or provision for Trust expenses and liabilities, including expenses and liabilities that may be contingent or otherwise uncertain, to the Unitholders. It is neither the purpose nor the intention of the parties hereto to create, and nothing in this Trust Agreement shall be construed as creating, a partnership, joint venture, joint stock company or business association between or among Unitholders, present or future, or among or between Unitholders, or any of them, and any one or more of the Trustee, the Delaware Trustee, Depositor or Grantor. Neither the Trustee nor the Delaware Trustee, in its individual capacity or otherwise, makes any representation as to the validity or sufficiency of this Agreement or the Units. Neither the Trustee nor the Delaware Trustee has had any access to any information regarding the Royalties or the Subject Interests and neither the Trustee nor the Delaware Trustee makes any representation or warranty or other statement regarding any potential payments to be received by the Trust or the Unitholders or the value, if any, of the Conveyances or the Units or any other matter regarding any estimate of value that may be ascribed to the Units by any Person.

Section 2.4. Transfer of Trust Property to the Trust.

(a) Depositor has paid to the Original Trustees, in trust, and concurrently with the execution and delivery of this Agreement the Original Trustees have transferred to the Trustee, and the Trustee has accepted and agreed to hold in trust, for the uses and purposes provided herein, the sum of Ten Dollars ($10.00). Pursuant to the Merger Agreement, Depositor has agreed to cause Company and/or its Affiliates, effective as of the Effective Time, to enter into the Master Conveyance as of the Closing and to grant, bargain, sell, convey and assign the Royalties to the Trust as provided for in the Master Conveyance, for the uses and purposes provided herein and for the benefit of the Unitholders, pursuant to the Conveyances.

(b) In accordance with the terms of the Master Conveyance (including Section 2.1(h) and Section 5.2 thereof), Grantor may at any time or from time to time, without the consent of the Unitholders, sell a divided or undivided portion of its interest in the Subject Interests, provided, however, that except as provided in Section 2.1(h) of the Master Conveyance, such sale shall be subject to and burdened by the Royalties that burden such portion of the interest held by Grantor or any of its Affiliates. Promptly after completion of any such sale, Grantor shall so notify the Trustee in writing. Any purchaser of such interest shall be the assignee of Grantor to the extent of the interest sold and shall be bound by the obligations of Grantor under this Agreement and the Conveyances to such extent. Notwithstanding any such sale, Grantor shall remain responsible for the performance of, and no such sale shall relieve Grantor of its responsibilities with respect to, its obligations to provide information and reporting to the Trust and Trustee pursuant to this Agreement.

(c) Concurrently with the execution and delivery of this Agreement, counsel to Depositor and Grantor are delivering legal opinions to the Trust and Trustee in form and substance acceptable to the Trustee.

Section 2.5. Issuance of Units.

(a) As of the Effective Time, the Trust hereby issues [            ] Units to the Exchange Agent for distribution to the holders of the Company Common Stock and [            ] Units to the Depositor (including [ ] Company Convertible Units). The Units to be issued by the Trust to the Exchange Agent and the Depositor, as applicable, shall be uncertificated and ownership thereof evidenced by entry of a notation in an ownership ledger maintained for such purpose by the Trustee or a transfer agent designated by the Trustee (“Book-Entry Units”). The Unitholders (including the Depositor for so long as any Units are registered in Depositor’s name) shall be the sole beneficial owners of the Trust Estate and the Trust. Upon the surrender and exchange of the shares of Company Common Stock in accordance with the Merger Agreement or the distribution of the Company Convertible Units to the holders of the Company Convertible Securities in accordance with the respective terms of the underlying governing documents of the Company Convertible Securities and the Merger Agreement, the Exchange Agent or Depositor, as applicable shall notify the Trustee or a transfer agent designated by the Trustee and the ownership of such Units so exchanged or distributed shall be reflected in the ledger maintained for such purpose by the Trustee or transfer agent designated by the Trustee.

(b) If the Units have not satisfied the MPC for the NYSE or NASDAQ within nine (9) months of the Closing, then Depositor shall use its commercially reasonable best efforts to direct the Trustee to cause a vote of Unitholders to be held within (i) if there is not an SEC review of the proxy materials, eleven (11) months of the Closing or (ii) if there is an SEC review of the proxy materials, sixty (60) days following the conclusion of such review, and in each case in accordance with Section 8.3 hereof, to approve any subdivision, split or combination of Units, the effect of which shall be in accordance with Section 3.20(k) hereof and would be expected to result in a price per Unit following such subdivision, split or combination that exceeds the MPC for the NYSE or NASDAQ, as applicable. If such subdivision, split or combination of Units is approved by the Unitholders in accordance with Section 8.3, the Depositor shall use its commercially reasonable best efforts (as such term is defined in Section 3.16(c)) to fulfill its obligations pursuant to Section 3.16(c). For the avoidance of doubt, any Units owned by Depositor or its Affiliates shall be deemed outstanding for all purposes, including the right to vote such Units, and shall be entitled to vote such Units in any vote to approve any subdivision, split or combination of Units (and shall vote such Units in favor of approving any such subdivision, split or combination proposed by Depositor in connection with this Section 2.5(b)), and no such vote shall be deemed to present a material conflict of interest between Depositor or its Affiliates, on the one hand, and the Unitholders other than Depositor or its Affiliates, on the other hand. The Trust is hereby authorized to issue such additional number of Units as is required from time to time in connection with any such subdivision, split or combination.

Section 2.6. Principal Offices. Unless and until changed by the Trustee, the address of the principal office of the Trustee is 919 Congress Avenue, Suite 500, Austin, Texas 78701. Unless and until changed by the Delaware Trustee, the address of the principal office of the Delaware Trustee is BNY Mellon Trust of Delaware, 100 White Clay Center, Suite 102, Newark, Delaware 19711. The principal office of the Trust shall be in care of the Trustee. The Trust also may maintain offices at such other place or places within or without the State of Delaware as the Trustee deems advisable.

ARTICLE III.

ADMINISTRATION OF THE TRUST

Section 3.1. General.

(a) The Trustee accepts the Trust created by this Agreement and agrees to perform its duties in accordance with the terms of this Agreement. Subject to the limitations set forth in this Agreement, the Trustee, acting alone, without the approval or consent of, or notice to, the Delaware Trustee or any Unitholder, is authorized (as Trustee or in the name of or on behalf of the Trust) to take such action as in its judgment is necessary, desirable or advisable best to achieve the purposes of the Trust, including the authority to enter into the Conveyances, to agree to modifications or settlements of the terms of the Conveyances or to settle disputes with respect thereto, so long as such modifications or settlements do not alter the nature of the Royalties as rights to receive a share of the proceeds of oil and gas produced from the properties burdened by such Royalties free of any obligation for drilling, development or operating expenses and as rights which do not possess any operating rights or obligations. In accordance with the terms of the Master Conveyance, the Trustee may only sell or otherwise dispose of all or any portion of the Royalties as described in Section 3.2. Except to the extent otherwise expressly provided in this Agreement, the Trustee shall perform all obligations and duties of a trustee of the Trust other than fulfilling the Trust’s obligations pursuant to Section 3807(a) of the Delaware Trust Act.

(b) Notwithstanding any other provision hereof to the contrary, the parties hereto agree to the following:

(i)	BNY Mellon Trust of Delaware is appointed to serve as the trustee of the Trust in the State of Delaware for the sole purpose of satisfying the requirement of Section 3807(a) of the Delaware Trust Act that the Trust have at least one trustee with a principal place of business in the State of Delaware. It is understood and agreed by the parties hereto that the Delaware Trustee shall not be the “Trustee” hereunder and shall have none of the duties or liabilities of the Trustee.

(ii)	The duties of the Delaware Trustee shall be limited strictly to (1) accepting legal process served on the Trust in the State of Delaware and (2) the execution of any certificates required to be filed with the Delaware Secretary of State which the Delaware Trustee is required to execute under Section 3811 of the Delaware Trust Act. To the extent that, at law or in equity, the Delaware Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust, Depositor, Grantor or the Unitholders, it is hereby understood and agreed by the parties hereto that such duties and liabilities are replaced by the duties and liabilities of the Delaware Trustee expressly set forth in this Agreement. The Delaware Trustee shall have no liability for the acts or omissions of any Trustee.

(iii)	The Delaware Trustee may resign, and such resignation shall be effective, upon thirty (30) days prior written notice to the Depositor and the Trustee; provided, that any resignation of the Delaware Trustee shall only be effective at such time as a qualified successor Delaware Trustee has been appointed and accepted its appointment in accordance with Section 6.8.

(iv)	The Delaware Trustee shall not be personally liable under any circumstances, except for its own willful misconduct, bad faith or gross negligence. The Delaware Trustee shall not be personally liable for any error of judgment made in good faith. The Delaware Trustee shall not be personally responsible for or in respect of the validity or sufficiency of this Agreement or for the due execution hereof.

(v)	No provision of this Agreement shall require the Delaware Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or powers hereunder.

(vi)	Under no circumstances shall the Delaware Trustee be personally liable for any representation, warranty, covenant, agreement, or indebtedness of the Trust.

(vii)	As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Delaware Trustee may for all purposes hereof rely on a certificate, signed by the Trustee, Grantor or Depositor, as to such fact or matter, and such certificate shall constitute full protection to the Delaware Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(viii)	In accepting and performing its duties hereunder the Delaware Trustee acts not in its individual capacity, and all persons having any claim against the Delaware Trustee by reason of the transactions contemplated by this Agreement or any other Trust related document or agreement shall look only to the Trust’s property for payment or satisfaction thereof.

(c) The Delaware Trustee accepts the Trust created by this Agreement and agrees to perform its duties in accordance with the terms of this Agreement. The Trustee shall reasonably keep the Delaware Trustee informed of any material action taken by the Trustee with respect to the Trust.

(d) Notwithstanding any other provision hereof to the contrary, and in addition to the other Protective Provisions regarding the Trustee contained elsewhere in this Agreement, the parties hereto agree to the following:

(i)	The Trustee may consult with counsel, who, with Depositor’s consent, may be counsel to Depositor, and may rely on and act in accordance with the advice of counsel without liability for any action taken or not taken in connection therewith;

(ii)	The Trustee shall not be liable to any Unitholder or to Depositor or to Grantor or to any other Person for errors in judgment made in good faith;

(iii)	The Trustee may take any action approved by the Unitholders in accordance with this Agreement and shall not incur any liability to any Unitholder or to Depositor or to Grantor or to any other Person for doing so;

(iv)	The Trustee shall be deemed not to have notice of any fact, including any fact that would constitute a breach of this Agreement or a default by Depositor or Grantor under this Agreement unless the trust officer of the Trustee responsible for the administration of the Trust has actual written notice of such fact;

(v)	Except for reports and other written information addressed to the Trustee, the delivery to the Trustee of reports and other written information by itself shall not constitute actual or constructive notice to the Trustee of the information contained therein.

(vi)	None of (x) any independent registered public accounting firm that may be engaged by or on behalf of the Trust, (y) the Trust or (z) the Trustee shall have any liability for any claims, liabilities or Expenses relating to such firm’s engagement or any report issued by such firm in connection with such engagement other than fees and expenses approved by the Trustee. Any dissemination or publication of any report issued by any such firm shall be subject to the consent of such firm; and

(vii)	The Trustee shall not be required to risk or expend its own funds under any circumstances in connection with the performance of its duties under this Agreement.

Section 3.2. Limited Power to Dispose of Royalties.

(a) Subject to, and in accordance with, the terms of the Master Conveyance, the Trustee may only sell or otherwise dispose of all or any portion of the Royalties as permitted under Section 3.5, Section 3.9(b), Section 6.6(b) and Section 9.3 of this Agreement and as permitted or required under Section 2.1(g), Section 2.1(h), Section 3.1, Section 5.1, Section 5.4, Section 5.5 and Section 8.2 of the Master Conveyance.

(b) The Trustee shall use reasonable efforts to effect any sale directed by the Unitholders in accordance with Article VIII; provided, however, that notwithstanding any other provision of this Agreement, the Trustee shall incur no liability to any Unitholder or to any other person for (i) any failure to effect any such sale, regardless of any approval thereof by the Unitholders, or (ii) the terms of any such sale or any other matter relating thereto, unless such liability arises out of, or is based upon, any fraudulent misrepresentation, gross negligence, or willful misconduct of the Trustee or for acts or omissions in bad faith as adjudicated by arbitration (subject to the Trustee’s consent to such arbitration in accordance with Article XI) or a final, nonappealable judgment of a court of competent jurisdiction; it being agreed that the Trustee shall have no responsibility or liability to any Unitholder or to any other person in connection with any sale or other disposition of all or any part of the Royalties or the failure of any such sale to occur.

(c) This Section 3.2 shall not be construed to require approval of the Unitholders, and no approval of the Unitholders shall be required, for any relinquishment, sale or other disposition of all or any part of the Royalties pursuant to Section 3.5, Section 3.9, Section 6.6(b) or Section 9.3 of this Agreement or as required or permitted under Section 2.1(g), Section 2.1(h), Section 3.1, Section 5.1, Section 5.4, Section 5.5 or Section 8.2 of the Master Conveyance. The Trustee is authorized to retain any of the Royalties in the form in which such property was transferred to the Trust, without regard to any requirement to diversify investments or other requirements.

(d) At least thirty (30) days prior to the closing of an ORRI Transfer, Trustee shall notify Depositor and Depositor shall deliver or cause to be delivered to each record holder of the Company Convertible Securities written notice of such ORRI Transfer. If any such holder of the Company Convertible Securities converts such Company Convertible Securities in accordance with the respective terms of the applicable underlying agreements prior to the closing of the ORRI Transfer, then such holder shall be deemed to hold the number of Units that would be distributed to such holder upon such conversion (whether or not such Units have been distributed to such holder).

Section 3.3. No Power to Engage in Business, Make Investments or Enter into Certain Contracts. Neither the Trustee nor the Delaware Trustee shall, in its capacity as Trustee or Delaware Trustee, as applicable, under the Trust, engage in any business or commercial activity of any kind whatsoever and shall not, under any circumstances, use any portion of the Trust Estate to acquire any oil and gas lease, royalty or other mineral interest other than the Royalties and the proceeds thereof, or, except as permitted in this Agreement, acquire any other asset. Neither the Trustee nor the Delaware Trustee shall have any right or duty to operate the Subject Interests, to market any production therefrom, or to exercise any authority or oversight over any aspect of the operation of the Subject Interests or the marketing of any production therefrom. The Trustee shall not accept contributions to the Trust other than the Royalties and the initial cash deposit and any amounts to be contributed by Depositor or its Affiliates pursuant to this Agreement, including any amounts to be contributed pursuant to Sections 3.7, 3.16(b), 3.20(e) or

7.5(c). Whether or not the Trustee expressly so provides in any contract or undertaking of the Trust or in its capacity as Trustee under the Trust, to the fullest extent permitted by law, (a) any liability of the Trust arising out of such contract shall be satisfiable only out of the Trust Estate, (b) in any event, including the exhaustion of the Trust Estate, such liability shall not be satisfiable out of any amounts at any time distributed to any Unitholder or out of any other assets of any Unitholder, and (c) in any event, including the exhaustion of the Trust Estate, such liability shall not be satisfiable out of any asset of the Trustee.

Section 3.4. Interest on Cash on Hand. Cash being held by the Trustee as a reserve for liabilities (other than cash being held for the payment of administrative costs payable pursuant to Article VII and other than cash being held for distribution at the next Distribution Date, all of which may be held in one or more non-interest bearing account(s) with the Bank or any other financial institution selected by the Trustee) shall be placed by the Trustee with one or more banks or financial institutions (which may be, or may include, any bank serving as Trustee) and invested (in the Trustee’s discretion) in: (a) a money market or similar account payable on demand without penalty; (b) obligations issued (or unconditionally guaranteed) by the United States of America or any agency or instrumentality thereof (provided such agency or instrumentality obligations are secured by the full faith and credit of the United States of America); (c) repurchase agreements secured by obligations qualifying under subparagraph (b) above; (d) certificates of deposit of any bank having capital, surplus and undivided profits in excess of $100,000,000; or (e) money market mutual funds comprised solely of securities described in clauses (b) and (c). The interest rate on reserves placed with any bank or financial institution serving as Trustee shall be the interest rate that such bank or financial institution pays in the normal course of business on amounts placed with it, taking into account the amounts involved, the period held and other factors deemed relevant by the Trustee. Any such government obligations, repurchase agreements or certificates of deposit representing funds to be distributed at the next Distribution Date must mature on or before the next succeeding Distribution Date and must be held to maturity. To the extent not prohibited by the Delaware Trust Act, any such cash may be placed with the Bank or any successor bank serving as Trustee. In lieu of exercising discretion over the selection of the investment of cash pursuant to this Section 3.4, the Trustee may request instructions from Depositor regarding the investment of any such amounts, and Depositor shall provide such instructions to the Trustee. The Trustee shall be fully protected and shall incur no liability for acting in accordance with any such instructions. Notwithstanding any other provision hereof, the Trustee shall not be liable for its selection of permitted investments or for any investment losses result from such investments. Notwithstanding anything contained herein to the contrary, the Delaware Trustee shall not be obligated to accept any cash or other assets for investment or otherwise.

Section 3.5. Power to Settle Claims. Subject to the limitations specified in this Agreement, the Trustee is authorized to prosecute or defend, or to settle by arbitration or otherwise, any claim of or against the Trustee, the Trust or the Trust Estate, to waive or release rights of any kind and to pay or satisfy any debt, tax or claim upon any evidence deemed sufficient by the Trustee in its sole discretion, without the joinder or consent of any Unitholder. The Unitholders shall have no power to prosecute any claim of the Trust or the Trust Estate against any Person other than to prosecute a claim to compel performance by the Trustee on behalf of the Trust or the Trust Estate.

Section 3.6. Power to Contract for Services. In the administration of the Trust, the Trustee is empowered to employ oil and gas consultants (who may also be engaged as consultants for Grantor), independent reserve or reservoir engineers (who may also be engaged as independent reserve or reservoir engineers for Grantor), accountants (who may be the same accounting firm engaged as outside auditors for Grantor), attorneys (who may be counsel to Grantor unless Grantor otherwise notifies the Trustee in writing), transfer agents and other professional and expert Persons and to employ or contract for clerical and other administrative assistance (including assistance from Grantor or its Affiliates), to delegate to Agents any matter, whether ministerial or discretionary, and to act through such Agents and to make payments of all fees for services or expenses in any manner thus incurred out of the Trust Estate.

Section 3.7. Payment of Liabilities of Trust; Depositor Funding Obligation.

All expenses and liabilities of the Trust, including, without limitation, all amounts payable to the Trustee or the Delaware Trustee under Section 7.1, Section 7.2, or Section 7.3, amounts required to repay any Depositor Loans, compensation to such Persons as may be employed as provided for in Section 3.6 hereof, amounts to repurchase Units pursuant to Section 3.15(c) and the fees, charges, expenses, disbursements and other costs incurred by the Trustee or Delaware Trustee in connection with the discharge of its duties under this Agreement (collectively, “Trust Obligations”) shall be paid by the Trustee to the extent that funds of the Trust are available therefor (which shall not include funds previously set aside for payment of a Quarterly Distribution Amount); provided that to the extent the Trust Obligations exceed the funds of the Trust available therefor, the Trust Obligations shall be paid promptly by Depositor, as a contribution to the Trust and without any right of repayment or interest in the Trust as a result thereof, up to a maximum of $350,000 per calendar year (the “Depositor Annual Expense Cap”), and any amount in excess of the Depositor Annual Expense Cap shall, except as provided in Section 3.16(d) or Section 3.16(e) (for clarity, Expenses under Section 3.16(d) or Section 3.16(e) shall not be subject to or count against or part of the Depositor Annual Expense Cap, and shall be paid by Depositor in accordance with Section 3.16(d) or Section 3.16(e), as applicable), be paid by the Trust out of proceeds of Depositor Loans or loans pursuant to Section 3.9(b). Trust Obligations required to be paid by Depositor may be paid directly by Depositor or, at the request of the Trustee, Depositor shall transfer to the Trustee from time to time funds equal to the aggregate amount of Trust Obligations that Depositor would otherwise be required to pay, and the Trustee shall utilize such funds to pay such Trust Obligations. The obligation of Depositor to make Depositor Loans is set forth in Section 7.5.

Section 3.8. Establishment of Reserves. With respect to any liability that is contingent or uncertain in amount or that otherwise is not currently due and payable, the Trustee in its sole discretion may, but is not obligated to, establish a cash reserve for the payment of such liability.

Section 3.9. Limited Power to Borrow.

(a) Trustee on behalf of the Trust is authorized and directed to borrow funds from Depositor or any Affiliate of Depositor (as Depositor Loans), directly or indirectly, for the purposes described in Section 3.7 and Section 7.5. Any Depositor Loan pursuant to this Section 3.9 or Section 7.5 may be evidenced by a written promissory note executed by the Trustee on behalf of the Trust, and shall (i) be on an unsecured basis, (ii)

have a maturity date no earlier than the Dissolution Date, (iii) be interest-free, and (iv) be without recourse to the Trustee, it being agreed that any such loan shall be payable solely out of the assets of the Trust. Depositor Loans shall be paid in full prior to distributions to Unitholders.

(b) If at any time the cash on hand and to be received by the Trust and available to pay Trust Obligations or to purchase Units if required under Section 3.15(c) is not, or may not be, in the judgment of the Trustee, sufficient to pay the Trust Obligations as they become due or to purchase Units if required under Section 3.15(c), and Depositor fails to make Depositor Loans in such amounts and at such times as Trustee deems sufficient (provided, however, that nothing herein is intended to relieve Depositor of its obligation to fund or cause an Affiliate of Depositor to fund all amounts requested by the Trustee pursuant to Section 7.5 in accordance with the provisions of Section 7.5), the Trustee is authorized to borrow the funds required to pay such Trust Obligations or make such purchases from any party other than Depositor and its Affiliates. If the Trust borrows any amounts pursuant to this Section 3.9(b), no further distributions will be made to Unitholders (except in respect of any previously determined and unpaid Quarterly Distribution Amounts) until the indebtedness created by such borrowing has been paid in full. To secure payment of such indebtedness, the Trustee is authorized (without any vote of Unitholders) to mortgage, pledge, grant security interests in or otherwise encumber (and to include as a part thereof any and all terms, powers, remedies, covenants and provisions deemed necessary or advisable in the Trustee’s discretion, including, without limitation, the power of sale with or without judicial proceedings) the Trust Estate, or any portion thereof, including the Royalties, and to carve out and convey production payments.

(c) No provision of this Agreement shall require either the Trustee, the Delaware Trustee or any other Person serving as a fiduciary hereunder, to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. The Trustee and the Delaware Trustee or any other Person serving as fiduciary hereunder shall be indemnified and held harmless by Depositor and Grantor in accordance with Section 6.2 for any liability incurred in the performance of any of its duties under this Agreement. In no event shall the Trustee be responsible for the payment of any Quarterly Distribution Amount, Sales Proceeds Amounts or other amount except to the extent that it has sufficient cash on hand on behalf of the Trust to make such payment.

Section 3.10. Income and Principal. The Trustee shall not be required to keep separate accounts or records for income and principal or maintain any reserves for depletion of the Royalties. However, if the Trustee does keep such separate accounts or records, then the Trustee is authorized to treat all or any part of the receipts from the Royalties as income or principal without having to maintain a reserve therefor, and in general to determine all questions as between income and principal and to credit or charge to income or principal, or to apportion between them any receipt or gain and any charge, disbursement or loss.

Section 3.11. [Reserved].

Section 3.12. Transactions between Related Parties. Each of the Trustee and the Delaware Trustee shall not be prohibited in any way in exercising its powers from making contracts or having dealings with itself or its Affiliates in any other capacity (fiduciary or otherwise) or with Depositor or Grantor or any Affiliate of either of them.

Section 3.13. No Bond Required. Neither the Trustee nor the Delaware Trustee shall be required to furnish any bond or security of any kind.

Section 3.14. Timing of Trust Income and Expenses. The Trustee will attempt in good faith to cause the Trust and the Unitholders to recognize income and expenses on Quarterly Record Dates. The Trustee will invoice the Trust for services rendered by the Trustee on a periodic basis and, except to the extent that the Trustee’s fees previously have been paid directly by Depositor as agreed in Schedule 2 to this Agreement, shall cause the Trust to pay such invoices upon receipt by the Trust to the extent that funds of the Trust are available therefor (which shall not include funds previously set aside for payment of a Quarterly Distribution Amount), and will attempt in good faith to cause all Persons to whom the Trust becomes liable to invoice the Trust for such liability on a periodic basis and to cause the Trust to pay any such invoices to the extent that funds of the Trust are available therefor (which shall not include funds previously set aside for payment of a Quarterly Distribution Amount) upon receipt by the Trust. In connection with the requirements of any securities exchange on which the Units are listed or market system through which Units are traded, the Trustee will, if required by such securities exchange or market system, use all reasonable efforts to determine the Quarterly Distribution Amount and report such amount to the exchange or market system at such time as may be required by such securities exchange or market system.

Section 3.15. Divestiture of Units. If at any time the Trust or the Trustee is named a party in any judicial or administrative proceeding which seeks the cancellation or forfeiture of any property in which the Trust has an interest because of the nationality, or any other status, of any one or more Unitholders, the following procedures will be applicable:

(a) The Trustee will promptly give written notice (“Notice”) to each Unitholder (“Ineligible Holder”) whose nationality or other status is an issue in the proceeding as to the existence of such controversy related to the Royalties, the Trust or the Units. The Notice will contain a reasonable summary of such controversy and will constitute a demand to each Ineligible Holder that he dispose of his Units to a party which would not be an Ineligible Holder within 30 days after the date of the Notice.

(b) If any Ineligible Holder fails to dispose of his Units as required by the Notice, Depositor will have the right to purchase, and will purchase, any such Units at any time during the 90 days after the expiration of the 30-day period specified in the Notice; provided that in no case shall Depositor be required to purchase Units for an aggregate purchase price in excess of $1 million (“IH Purchase Cap”). The purchase price on a per Unit basis will be determined as of the last Business Day (“Determination Day”) preceding the end of the 30-day period specified in the Notice and will equal the following per Unit amount: (i) if the Units are then listed on a securities exchange the price will equal the closing price of the Units on such exchange (or, if the Units are then listed on more than one exchange, on the largest such exchange in terms of the volume of

Units traded thereon during the preceding twelve months) on the Determination Day if any Units were sold on such exchange on such day or, if not, on the last preceding day on which any Units were sold on such exchange; (ii) if the Units are not then listed on any securities exchange, but are traded through a market system, the price will equal the mean between the closing bid and asked prices for the Units in such market system on the Determination Day if quotations for such prices on such day are available or, if not, on the last preceding day for which such quotations are available; or (iii) if the Units are not then listed on any stock exchange or traded through any market system, the price will be determined by dividing the present value of the estimated discounted future net revenues attributable to proved reserves of the Royalties as reflected in the latest Reserve Report prepared for the Trust, prepared using a discount rate of ten percent (10%) or such other rate required by the SEC and otherwise in accordance with such other criteria as shall then be prescribed by the SEC as contemplated by Section 3.17 (minus all liabilities of the Trust) by the number of Units (including the Units to be purchased) then outstanding. Depositor shall tender to the Trustee the aggregate purchase price for the Units to be purchased pursuant to this Section 3.15 by wire transfer of immediately available funds to the account of the Trustee set forth on Schedule 1 (or such other account as designated in writing by the Trustee after the date hereof), and the Trustee shall tender the above cash purchase price to each Ineligible Holder at his address as shown on the records of the Trustee or the nominee holder through which the Ineligible Holder holds such Units, either in person or by mail as provided in Section 12.6, accompanied by notice of cancellation. Concurrently with such tender the Trustee shall reflect the purchase of such Units then owned by such Ineligible Holder and for which tender has been made, and the Trustee shall reflect such purchase in the records of the Trustee and instruct the transfer agent for the Units, if there shall then be one other than the Trustee, in writing to reflect such purchase in the records of such transfer agent. Upon such purchase, all interests, rights and benefits of the Ineligible Holder as a Unitholder shall terminate. In the event the tender is refused by the Ineligible Holder or if the tendered sum is returned to the Trustee, the tendered sum shall be held by the Trustee in a non- interest bearing account (unless the Trustee determines that it is legally required to hold the amount in an interest-bearing account) for the benefit of such Ineligible Holder, until proper claim for same (together with interest, if any, accrued thereon) has been made by such Ineligible Holder, but subject to applicable laws concerning unclaimed property. If a Determination Day shall occur prior to the earliest date at which a Reserve Report is available to the Trust and at such time, the Units are not then listed on any stock exchange or traded through any market system, the price will be determined by the good faith resolution of Grantor’s Board of Directors, a copy of which, certified by Grantor’s Secretary, will be provided by Grantor to the Trustee promptly upon the adoption thereof.

(c) To the extent that the aggregate purchase price of the Units held by Ineligible Holders required to be purchased by the Depositor pursuant to Section 3.15(b) exceeds the IH Purchase Cap, then the Trustee shall have the right to cause the Trust to purchase, and shall cause the Trust to purchase, any such Units in excess of the IH Purchase Cap to the extent cash is available to the Trust (pursuant to Section 3.7, Depositor Loans or Royalty proceeds) on the same terms and conditions and in the same manner as set forth in Section 3.15(b).

(d) Notwithstanding any other provision of this Agreement, the Trustee shall incur no liability to any Unitholder or to any other person as a result of any action the Trustee may take or fail to take under this Section 3.15 or otherwise as a result of the Trustee’s compliance or inability for any reason to comply with its duties under this Section 3.15, unless such liability arises out of, or is based upon, any fraudulent misrepresentation, gross negligence, or willful misconduct of the Trustee or for acts or omissions in bad faith as adjudicated by arbitration (pursuant to Article XI) or a final, nonappealable judgment of a court of competent jurisdiction.

Section 3.16. Filing of Securities Act Registration Statement, Exchange Act Registration Statement and Other Reports, Listing of Trust Units, etc.; Certain Fees and Expenses.

(a) Prior to the execution and delivery hereof, Depositor, Grantor and the Regular Trustees have taken, at Depositor’s and Grantor’s expense, all action necessary to (i) prepare and file the Securities Act Registration Statement with the SEC and request acceleration of the effectiveness of the Securities Act Registration Statement and cause it to become effective so as to register, under the Securities Act, the offer and sale of the Units to the persons who subsequently became or will become Unitholders as contemplated by the Securities Act Registration Statement or the Exchange Act Registration Statement, (ii) register or qualify or exempt from registration or qualification the offer and sale of the Units to such persons under all state securities or “Blue Sky” laws, (iii) register or take any other action required under the laws of any other jurisdiction in connection with the offer and sale of the Units to such persons, (iv) prepare and file the Exchange Act Registration Statement with the SEC and register the Units under the Exchange Act, (v) take all other actions required under all applicable laws in connection with the offer, sale and distribution of the Units as described in the Securities Act Registration Statement, and (vi) effect all other actions legally required in connection with the offer and sale and distribution of the Units to the persons who subsequently became or will become Unitholders as contemplated by the Securities Act Registration Statement or the Exchange Act Registration Statement. Depositor and Grantor shall use their commercially reasonable best efforts to maintain the registration under the Exchange Act.

(b) In the event that any further action is necessary in order to more fully effectuate the matters described in Section 3.16(a) (including the filing of any post-effective amendment to the Securities Act Registration Statement and the Exchange Act Registration Statement), Depositor and Grantor, are each hereby authorized to act as agents of the Trust and take any such action on behalf of the Trust (including executing, by and on behalf of the Trust, any documents incidental or related to the foregoing), all at the expense of Depositor, which shall pay all expenses relating to any such actions, and which expenses shall not count in the calculation of the Depositor Annual Expense Cap and shall not constitute Depositor Loans.

(c) The Depositor shall use its commercially reasonable best efforts to prepare, or cause to be prepared, and file, or cause to be filed, an application for the listing of the Units on the OTCQX tier of the OTC Markets (the “OTCQX”) promptly following the Effective Time and take any other action and execute and deliver any certificate or documents that may be necessary to effect such listing, and the Trustee shall cooperate with Depositor as directed by Depositor as necessary to effectuate such listing. If at any time the Units are not listed for trading on the New York Stock Exchange (“NYSE”) or NASDAQ but become eligible (including by satisfying the minimum price criteria (the “MPC”)) for such a listing, then the Depositor shall use its commercially reasonable best efforts to prepare, or cause to be prepared, and file, or cause to be filed, an application for the listing of the Units on (i) if the Units satisfy the NYSE listing criteria (including the MPC), the NYSE or (ii) if the Units do not satisfy the NYSE listing criteria but satisfy the NASDAQ listing criteria (including the MPC), NASDAQ, and take any other action and execute and deliver any certificates or documents that may be necessary to effect such listing, and the Trustee shall cooperate with Depositor as directed by Depositor as necessary to effectuate such listing. All costs and expenses incurred by the Trust or Trustee in connection with the listing or admittance to quotation on the OTCQX, NYSE or NASDAQ, as applicable, or efforts to effect the same, whether or not successful, shall be paid by Depositor (or, if paid by the Trustee, reimbursed by Depositor), and shall not be subject to or count against all or part of the Depositor Annual Expense Cap and shall not constitute Depositor Loans. If the Units are listed or admitted for quotation on the OTCQX, NYSE or NASDAQ, then the Trustee, on behalf of the Trust and acting upon the advice of counsel, shall cause the Trust to comply with all rules, orders and regulations of the SEC and the OTCQX, NYSE or NASDAQ, as applicable, on which the Units are listed or admitted for quotation, to which the Trust is subject as a result of the Units being registered under the Exchange Act and listed or admitted for quotation on the OTCQX, NYSE or NASDAQ, as applicable, and to take all such other actions directed by Depositor and which may reasonably be taken which are necessary for the Units to remain registered under the Exchange Act and listed or admitted for quotation on the OTCQX, NYSE or NASDAQ until the Trust is terminated. In addition, the Trustee is authorized to take, and the Trustee shall take, all actions to prepare and, to the extent required by this Agreement or by law, mail to Unitholders any reports, press release or statements, financial or otherwise, that the Trustee determines are required to be provided to Unitholders by applicable law or governmental regulation or the requirements of any securities exchange or quotation system on which the Units are listed or admitted for quotation. In addition, the Trustee, on behalf of the Trust and acting upon the advice of counsel, shall cause the Trust to comply with all of the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC related thereto, including but not limited to, establishing, evaluating and maintaining a system of disclosure controls and procedures and internal control over financial reporting and making all required certifications pursuant to the Sarbanes-Oxley Act and the rules and regulations of the SEC. The Trustee shall execute, by and on behalf of the Trust, any documents incidental or related to the objectives specified in this Section 3.16(c). The Trustee may at any time request directions or instructions from Depositor with respect to any matter described in or contemplated by this Section 3.16, and shall be fully protected, and shall incur no liability, in relying on any such direction or instruction. For purposes of this Section 3.16, “commercially reasonable best efforts” shall include, without limitation: (v) filing an application for listing ten (10) Business Days following (1) in the case of the OTCQX, the Closing and (2) in the case of the NYSE or NASDAQ, the Units meeting the MPC of the NYSE or NASDAQ, as applicable, for thirty (30) consecutive trading days; (w) taking all commercially reasonable steps necessary to pursue the listing application, including cooperating with the applicable listing authority and responding to any requests for information or questions as soon as possible; (x) if a listing application is denied by the applicable listing authority for any reason, taking all commercially reasonable steps necessary to eliminate the reason for the denial; (y) if a listing application is denied by the NYSE and the reasons for such denial cannot be resolved on a commercially reasonable basis, pursuing a listing application with NASDAQ if the NASDAQ listing criteria (including satisfying the MPC for thirty (30) consecutive trading days) are met; and (z) reapplying for listing with the applicable listing authority if the reasons for a prior denial of listing are no longer applicable.

(d) To the fullest extent permitted by law, Depositor and Grantor agree to defend, indemnify and hold the Trust, the Trustee, the Delaware Trustee and their respective officers, employees, agents and controlling persons harmless from and against any liabilities, obligations, costs, expenses, actions, suits, claims, damages (including consequential damages and all other types of damages), losses, penalties, taxes, fees and other charges of any kind and nature whatsoever (collectively, “Expenses”), joint or several, or any action in respect thereof, to which the Trust, the Trustee, the Delaware Trustee or the officers, employees or agents of the Trustee or Delaware Trustee or any controlling person of the Trustee or Delaware Trustee becomes subject, under or with respect to the Securities Act, the Exchange Act, any other federal or state securities law or otherwise, insofar as such Expenses arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any Securities Act Registration Statement or Exchange Act Registration Statement, listing application with any national securities exchange, or any other document filed by or on behalf of the Trust or Grantor or Depositor with the SEC or pursuant to any other federal or state securities law, or any other statement publicly made by or on behalf of the Trust or Grantor, or (ii) the omission or alleged omission to state in any Securities Act Registration Statement or Exchange Act Registration Statement listing application with any national securities exchange, or any other document, or any other statement publicly made by or on behalf of the Trust or Grantor or Depositor, any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that neither Grantor nor Depositor shall be liable in any case to the extent that any Expense arises out of, or is based upon, (A) any fraudulent misrepresentation, gross negligence or willful misconduct of the Trustee or (B) any untrue statement or alleged untrue statement or omission or alleged omission included in any such Securities Act Registration Statement or Exchange Act Registration Statement, or any other document filed by or on behalf of Depositor, Grantor, the Trust or the Trustee with the SEC, or any other statement publicly made by or on behalf of Depositor, Grantor, the Trust or the Trustee in reliance upon and in conformity with written information furnished by or on behalf of the Trustee specifically for inclusion therein. This provision shall in no way limit the general rights to indemnification and contribution and limitations on liability of the Trust, the Trustee and the Delaware Trustee set forth in Article VI of this Agreement or elsewhere herein, and no other provisions of this Agreement shall limit the provisions of this Section 3.16(d). Depositor and Grantor shall promptly reimburse the Trustee and the Delaware Trustee for, or advance to the Trustee and the Delaware Trustee, any fees or expenses, including reasonable legal fees and fees and expenses of experts and other litigation expenses, incurred by the Trustee or the Delaware Trustee in connection with the investigation or defense of any Expenses with respect to which the Trustee or the Delaware Trustee is entitled to indemnity by Grantor under this Section 3.16(d).

(e) If the indemnification provided for in this Section 3.16 shall for any reason (including, without limitation, due to violation of public policy) be unavailable to or insufficient to hold harmless the Trustee or the Delaware Trustee in respect of any Expense or other liability, expense, claims, damages or loss as to which the Trustee or Delaware Trustee would otherwise be entitled to indemnification pursuant to this Section 3.16, then Depositor, Grantor and the Trust shall, in lieu of indemnifying the Trustee or Delaware Trustee, as applicable, contribute to the amount paid or payable by the Trustee or Delaware Trustee as a result of such liability, expense, claims, damages or loss, in such proportion as shall be appropriate to reflect the relative fault of Depositor, Grantor (with respect to contribution by Depositor, the Trust or Grantor), the Trustee or Delaware Trustee with respect to the events, acts or circumstances giving rise to the Expense or other liability, expense, claims, damages or loss, as well as any other relevant equitable considerations, all as further set forth in Section 6.4.

Section 3.17. Reserve Reports. If Grantor advises the Trustee that the Royalties have quantifiable reserves related to them as of December 31 of any year, the Trustee shall engage a firm of nationally recognized independent petroleum engineers to prepare a Reserve Report for the Royalties as of December 31 of such year. The engineers shall be directed to prepare the Reserve Report in accordance with criteria established by the SEC, showing estimated proved oil and gas reserves attributable to the Royalties as of December 31 of such year and other reserve information required in order for the Trustee to furnish the information required in Sections 5.3 and 5.4 of this Agreement. The independent petroleum engineers shall be selected by Grantor, with the consent of the Trustee (which consent shall not be unreasonably withheld or delayed). Such Reserve Report shall also show estimated future net revenues and the net present value (discounted at ten percent (10%) or such other rate required by the SEC) of the estimated future net revenues (calculated in accordance with criteria established by the SEC) of proved reserves attributable to the Royalties, or such other information as may then be required by applicable rules. The costs of such Reserve Reports shall be paid in accordance with Section 3.7. Grantor shall assist in the preparation of the Reserve Reports by furnishing all reserve, production and geophysical data in its possession relating to the Royalties reasonably requested by or on behalf of the independent petroleum engineers as necessary to prepare such Reserve Reports; provided, however, that Grantor shall not be required to disclose or produce any information, documents or other materials which (a) were generated for analysis or discussion purposes or contain interpretative data or (b) are subject to the attorney-client or attorney-work product privileges, or any other privileges to which Grantor may be entitled pursuant to applicable law.

Section 3.18. [Reserved].

Section 3.19. Unitholders. Upon request, the Trustee shall provide to any Unitholder of record a list of Unitholders of record as of the Quarterly Record Date prior to the date of receipt of such request or as of any other date. The Trustee shall also have authority to provide any other listing of Unitholders to any Unitholder or any beneficial owner of Units to the extent required or permitted by applicable law. By accepting Units, each Unitholder consents to the Trustee providing any such listing of Unitholders as described above.

Section 3.20. Call Rights.

(a) At any time after the fifth anniversary of the date hereof, Depositor shall have the right and option (such right and option, the “High-Value Call Option”) to cause the Trust to purchase all, but not less than all, of the Units from all the Unitholders at a price of $10 per Unit (appropriately adjusted for Unit subdivisions, splits or combinations as described in Section 2.5(b) and Section 3.20(k)), without interest on or any other adjustment to such price per Unit. Depositor may exercise its High-Value Call Option by providing written notice (the “HV Call Notice”) to the Trustee of its election to exercise its High-Value Call Option and tendering to the Trustee the full purchase price for all outstanding Units (other than Units held by Depositor or a Subsidiary of Depositor) by wire transfer of immediately available funds to the account of the Trustee set forth on Schedule 1 (or such other account as designated in writing by the Trustee after the date hereof). Any election by Depositor to exercise the High-Value Call Option shall be irrevocable. The HV Call Notice shall state the record date (the “HV Call Record Date”) for which Unitholders shall be determined for purposes of the purchase of the Units pursuant to the High-Value Call Option, which shall be a date not less than 15 nor more than 30 days after the date of the HV Call Notice. The transfer books for the Units shall be closed as of 11:59 pm, central time, on the HV Call Record Date (the “HV Termination Time”) and no transfer of the Units shall be made or recognized after such date. The date and time of the HV Call Record Date and of the HV Termination Time shall be identical.

(b) At any time after the fifth anniversary of the date hereof, if the Units are then listed for trading or admitted for quotation on a national securities exchange or any quotation system and the VWAP per Unit is equal to $0.25 or less for the immediately preceding consecutive nine-calendar-month period (ending as of 11:59 p.m. eastern time on the last day of the applicable calendar month (the “Nine-Month Period”), Depositor shall have the right and option (such right and option, the “Low-Value Call Option”) to cause the Trust to purchase all, but not less than all, of the Units from all the Unitholders at a price of $0.25 per Unit (appropriately adjusted for Unit subdivisions, splits or combinations as described in Section 2.5(b) or Section 3.20(k)), without interest on or any other adjustment to such price per Unit. Depositor may exercise its Low-Value Call Option by providing to the Trustee within 30 days of the last calendar day of the Nine-Month Period written notice (the “LV Call Notice”) of its election to exercise its Low-Value Call Option, together with a certificate signed by a duly authorized officer of Depositor (on which the Trustee shall be entitled to rely) (the “VWAP Certificate”) certifying that the VWAP per Unit is equal to $0.25 (appropriately adjusted for Unit subdivisions, splits or combinations as described in Section 2.5(b) or Section 3.20(k)) or less for such Nine-Month Period, and tendering to the Trustee the full purchase price for all outstanding Units (other than Units held by Depositor or a Subsidiary of Depositor) by wire transfer of immediately available funds to the account of the Trustee set forth on Schedule 1 (or such other account as may be designated in writing by the Trustee after the date hereof). Any election by Depositor to exercise the Low-Value Call Option shall be irrevocable. The LV Call Notice shall state the record date (the “LV Call Record Date”) for which Unitholders shall be determined for purposes of the purchase of the Units pursuant to the Low-Value Call Option, which shall be a date not less than 15 nor more than 30 days after the date of the LV Call Notice. The transfer books of the Units shall be closed as of 11:59 pm, central time, on the LV Call Record Date (the “LV Termination Time” and, together with the HV Termination Time, the “Call Termination Time”) and no transfer of the Units shall be made or recognized after such date. The date and time of the LV Call Record Date and of the LV Termination Time shall be identical. The Trustee shall have no duty or authority to question the VWAP Certificate or the matters stated therein and shall be entitled to rely thereon and shall be fully protected in relying thereon without investigation.

(c) As soon as reasonably practicable after the date of either a HV Call Notice or LV Call Notice, the Trustee shall mail or cause to be mailed to each Unitholder of record notice, substantially in form agreed between the Depositor and the Trustee, of the exercise of the High-Value Call Option or the Low-Value Call Option, as applicable, and instructions for use in effecting the surrender of Book-Entry Units in exchange for the purchase price with respect to such Units.

(d) All outstanding Units as of the Call Termination Time shall be cancelled as of the Call Termination Time (including all Units held by Depositor) and no Unitholder shall thereafter have any Beneficial Interest or other right or interest with respect to any Units and all interests, rights and benefits of such Unitholder as a Unitholder shall terminate other than the right to receive the purchase price for such Units as provided in this Section 3.20 and an amount, net of any expenses of the Trustee in connection with the dissolution and termination of the Trust, equal to such Unitholder’s pro rata share of (i) any Quarterly Distribution Amount for which a record date prior to the Call Termination Date has been publicly announced by the Trustee and for which a cash reserve has been established that has not been distributed to such Unitholder and (ii) the Trust’s share of the proceeds of Production that has accrued but not yet been paid prior to the Call Termination Time (the “Accrued Production Amount”). Depositor shall certify to the Trustee the amount of the Accrued Production Amount, and the Trustee shall be fully protected and shall incur no liability in relying on such certification. In lieu of paying the Accrued Production Amount to the Trust in accordance with the terms of the Conveyances, Depositor shall pay the Accrued Production Amount to the Trust within five (5) Business Days after the occurrence of the Call Termination Time. Within ten (10) Business Days after the occurrence of the Call Termination Time, the Trustee shall distribute to each record holder of Units (other than Depositor) as of the Call Termination Time, at such Unitholder’s address as shown on the records of the Trustee as provided in Section 12.6, together with notice of cancellation, an amount equal to the product of (i) the total number of Units held by such Unitholder as of the Call Termination Time multiplied by (ii) the per Unit purchase price as provided in Section 3.20(a) or Section 3.20(b), as applicable. In the event the tender is refused by a Unitholder or if the tendered sum is returned to the Trustee, the tendered sum shall be held by the Trustee in a trust account for the benefit of such Unitholder, until proper claim for same (together with interest accrued thereon) has been made by such Unitholder, but subject to applicable laws concerning unclaimed property. In the event of a transfer of ownership of Units that is not registered in the transfer records of the Trustee, the purchase price to be paid with respect to such Units may be paid to such a transferee upon delivery to the Trustee of all documents required by the Trustee (pursuant to Section 4.7 or otherwise) to evidence and effect such transfer and to evidence that any potentially applicable stock transfer or other similar taxes have been paid or are not applicable are presented to the Trustee. No interest shall be paid or shall accrue on the cash payable upon surrender of any Book-Entry Unit.

(e) All costs and expenses incurred by the Trustee in connection with the exercise by Depositor of the High-Value Call Option or of the Low-Value Call Option shall be paid by Depositor (or, if paid by the Trustee, reimbursed by Depositor), without limitation by the Depositor Annual Expense Cap or any other provision of this Agreement. All expenses and liabilities of the Trust at the Call Termination Time that exceed the funds then available to the Trust shall be paid by Depositor (or, if paid by the Trustee, reimbursed by Depositor, without limitation by the Depositor Annual Expense Cap or any other provision of this Agreement).

(f) The Trustee shall invest, as directed by Depositor, any funds tendered by Depositor to the Trustee pursuant to Section 3.20(a) or Section 3.20(b), as applicable; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Units pursuant to this Section 3.20, and following any losses from any such investment, Depositor shall promptly provide additional funds to the Trustee for the benefit of the Unitholders at the Call Termination Time in the amount of such losses, which additional funds will be deemed to be part of the purchase price for such Units. Any interest or other income resulting from such investments shall be paid to Depositor, upon demand.

(g) Any portion of the funds tendered by Depositor to the Trustee pursuant to Section 3.20(a) or Section 3.20(b), as applicable (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, Unitholders for one year after the Call Termination Time shall be delivered to Depositor, upon demand, and any Unitholder who has not theretofore complied with this Section 3.20 shall thereafter look only to Depositor as general creditor thereof, for satisfaction of its claim for the purchase price of the Units held by such Unitholder as of the HV Call Record Date or LV Call Record Date, as applicable, without any interest thereon.

(h) Neither Depositor nor the Trustee shall be liable to any person in respect of any portion of the funds tendered by Depositor to the Trustee pursuant to Section 3.20(a) or Section 3.20(b), as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Notwithstanding any other provision of this Agreement, any portion of the funds tendered by Depositor to the Trustee pursuant to Section 3.20(a) or Section 3.20(b), as applicable, that remains undistributed to the holders of Book-Entry Units as of the second anniversary of the Call Termination Time (or immediately prior to such earlier date on which such funds would otherwise escheat to or become the property of any governmental entity), shall, to the extent permitted by applicable law, become the property of Depositor, free and clear of all claims or interest of any person previously entitled thereto.

(i) Depositor and the Trustee (without duplication) shall be entitled to deduct and withhold from the purchase price and other amounts otherwise payable to any Unitholder upon the purchase of its Units pursuant to this Section 3.20 such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. Any amounts so deducted, withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Unitholder in respect of which such deduction or withholding was made.

(j) If at any time the Trustee is uncertain about its duties pursuant to this Section 3.20, or is subject to competing, conflicting or inconsistent demands in connection with any matter under any provision of this Agreement, the Trustee shall be fully protected and shall incur no liability to any Unitholder or Depositor or to Grantor or to any other Person if the Trustee declines to take any action until (i) all such demands are resolved in a written agreement signed by all of the Persons having an interest in the matter, (ii) the Trustee has received either (x) written instructions from Depositor (unless Depositor has a conflict of interest in the matter) or (y) a written opinion of counsel, in either case advising Trustee as to its duties or the manner in which to resolve such uncertainties or competing, conflicting or inconsistent demands or (iii) Trustee has obtained an appropriate order from a court of competent jurisdiction.

(k) In the event outstanding Units shall be subdivided or split into a greater number of Units, the price of the High-Value Call Option (as defined in Section 3.20(a)) and the price of such Low-Value Call Option (as defined in Section 3.20(b)) in effect on the day upon which such subdivision or split becomes effective shall be proportionately reduced, and, conversely, in the event outstanding Units shall each be combined into a smaller number of Units, the price of such High-Value Call Option (as defined in Section 3.20(a)) and the price of such Low-Value Call Option (as defined in Section 3.20(b)) in effect on the day upon which such combination becomes effective shall be proportionately increased, such increase or reduction, as the case may be, to become effective immediately on the day upon which such subdivision, split or combination becomes effective.

(l) Contemporaneously with the Depositor’s delivery to the Trustee of the HV Call Notice or LV Call Notice, as applicable, Depositor shall deliver or cause to be delivered to each record holder of the Company Convertible Securities a copy of such HV Call Notice or LV Call Notice. If any such holder of the Company Convertible Securities converts such Company Convertible Securities in accordance with the respective terms of the applicable underlying agreements prior to the HV Call Record Date or the LV Call Record Date, as applicable, then such holder shall be deemed to hold the number of Units that would be distributed to such holder upon such conversion (whether or not such Units have been distributed to such holder) and shall be entitled to the purchase price attributable to such Units upon exercise of the High-Value Call Option or Low-Value Call Option, as applicable. The Depositor shall notify the Trustee or transfer agent designated by the Trustee of such conversion in accordance with Section 2.5.

ARTICLE IV.

BENEFICIAL SHARES

Section 4.1. Creation and Distribution. The entire Beneficial Interest shall be divided into [            ] Units (as adjusted to reflect any Unit subdivision, split or combination as described in Section 2.5(b) and Section 3.20(k)). The Units shall be uncertificated and ownership thereof evidenced by entry of a notation in an ownership ledger maintained for such purpose by the Trustee or a transfer agent designated by the Trustee. All Units issued by the Trust in accordance with the terms of this Agreement shall be validly issued, fully paid and non-assessable. The Unitholders shall be the sole beneficial owners of the Trust Estate and the Trust.

Section 4.2. Beneficial Interest of Unitholders; Limitation on Personal Liability of Trust Unitholders. Each Unit shall represent pro rata undivided ownership of the Beneficial Interest and shall entitle its holder to participate pro rata in the rights and benefits of the Unitholders under this Agreement. Each Unitholder (by assignment or otherwise) shall take and hold each Unit subject to all the terms and provisions of this Agreement and the Conveyances, which shall be binding upon and inure to the benefit of such Unitholder and the heirs, personal representatives, successors and assigns of such Unitholder. By an assignment or transfer of one or more Units the assignor thereby shall, effective as of the close of business on the date of transfer and with respect to such assigned or transferred Unit or Units, part with, except as required by federal or state tax laws or provided in Section 4.4 in the case of a transfer after a Quarterly Record Date and prior to the corresponding quarterly payment date, (i) all his Beneficial Interest attributable thereto; (ii) all his rights in, to and under such Unit; and (iii) all interests, rights and benefits under this Trust of a Unitholder which are attributable to such Unit or Units as against all other Unitholders and the Trustee. The Units and the rights, benefits and interests attributable to them (including, without limiting the foregoing, the entire Beneficial Interest) are and shall be held and construed to be in all respects personal property, and Units shall be bequeathed, assigned, disposed of and distributed as personal property. No Unitholder as such shall have any legal title in or to any real or personal property interest which is a part of the Trust Estate, including, without limiting the foregoing, the Royalties or any part thereof, but the sole interest of each Unitholder shall be such Unitholder’s Beneficial Interest and the obligation of the Trustee to hold, manage and dispose of the Trust Estate and to account for the proceeds thereof as herein provided. No Unitholder shall have the right to call for or demand or secure any partition or distribution of the Royalties during the continuance of the Trust or during the period of liquidation and winding up under Section 9.3 of this Agreement or at any other time. Pursuant to Section 3803(a) of the Delaware Trust Act, the Unitholders shall be entitled, to the fullest extent permitted by law, to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

Section 4.3. [Reserved].

Section 4.4. Registration and Transfer of Units. The Units shall be transferable as provided herein, and then only on the records of the Trustee and, except as provided in Section 3.15 hereof, upon compliance with such reasonable regulations as the Trustee may prescribe. No service charge shall be made to Unitholders or Transferees for any transfer of a Unit, but the Trustee may require payment of a sum sufficient to cover any expense, tax or other governmental charge that may be imposed in relation thereto. Until any such transfer is completed, the Trustee may treat the owner of any Unit as shown by its records as the owner of the Unit for all purposes and shall not be charged with notice of any claim or demand respecting such Unit or the Beneficial Interest represented thereby by any other Person. Any such transfer of a Unit shall, as to the Trust and the Trustee, transfer to the Transferee as of the close of business on the date of transfer all of the Beneficial Interest of the transferor; provided, however, that a transfer of a Unit after any Quarterly Record Date shall not transfer to the Transferee the right of the transferor to any sum payable to such transferor as title holder of the Unit of record on such Quarterly Record Date or any right to vote on any matter as to which the record date for the vote is prior to the transfer. As to matters affecting the title, ownership, warranty or transfer of Units and Certificates, except as provided to the contrary herein, Article 8 of the Uniform Commercial Code, the Uniform Act for Simplification of Fiduciary Security Transfers, and other statutes and rules with respect to the transfer of securities, each as adopted and then in force in the State of Delaware, shall, govern and apply. Neither the death of any Unitholder or any other event shall entitle any Unitholder or Transferee or other Person to an accounting or valuation for any purpose.

Section 4.5. [Reserved].

Section 4.6. Protection of Trustee. At any time, the Trustee or the Delaware Trustee may request certification of any fact, circumstance, computation or other matter relevant to the Trust or the Trustee’s (or Delaware Trustee’s) performance of its duties hereunder, and the Trustee or Delaware Trustee, as applicable, shall be fully protected in relying on any such certification or other statement or advice from Grantor or Depositor or any officer or other employee of Grantor or Depositor or any agent of any of them. Without limiting the foregoing, the Trustee and the Delaware Trustee shall be fully protected in acting or relying upon any notice, certificate, assignment or other document or instrument believed by the Trustee or the Delaware Trustee to be genuine and to have been signed by the proper party or parties, including, without limitation, any instructions or documents received from Grantor or Depositor in connection with this Agreement. Except as provided herein to the contrary, the Trustee and the Delaware Trustee are specifically authorized to rely upon the application of Article 8 of the Uniform Commercial Code, the application of the Uniform Act for Simplification of Fiduciary Security Transfers and the application of other statutes and rules with respect to the transfer of securities, each as adopted and then in force in the State of Delaware, as to all matters affecting title, ownership, warranty or transfer of the Units, without any personal liability for such reliance, and the indemnity granted under Section 6.2 of this Agreement shall specifically extend to any matters arising as a result thereof. In accepting and performing its duties hereunder the Trustee acts not in its individual capacity, and all persons having any claim against the Trustee by reason of the transactions contemplated by this Agreement or any other Trust related document or agreement shall look only to the Trust’s property for payment or satisfaction thereof. No provision of this Agreement shall require the Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or powers hereunder. Under no circumstances shall the Trustee be personally liable for any representation, warranty, covenant, agreement, or indebtedness of the Trust.

Section 4.7. Determination of Ownership of Units. In addition to the rights and protections of and for the Trustee set forth in Section 4.6 of this Agreement and elsewhere in this Agreement, in the event of any disagreement between Persons claiming to be Transferees of any Unit, or in the event of any question on the part of the Trustee when presented with a request for transfer of a Unit that the Trustee believes is not fully resolved by opinions of counsel or other documents obtained in connection therewith, and in addition to any other rights it may have under applicable law, the Trustee shall be entitled, at its option, to refuse to recognize any such claim so long as such disagreement or question shall continue. In so refusing, the Trustee may elect to refuse or refrain to act with respect to making delivery or other disposition of the interest represented by the Unit involved, or any part thereof, or of any sum or sums of money, accrued or accruing thereunder, and, in so doing, the Trustee shall not be or become liable to any Person for the failure or refusal of the Trustee to comply with such conflicting claims, and the Trustee shall be entitled to continue so to refrain and refuse so to act, until:

(a) the rights of the adverse claimants or the questions of the Trustee have been adjudicated by arbitration (pursuant to Article XI) or by a final nonappealable judgment by a court assuming and having jurisdiction of the parties and the interest and money involved, or

(b) all differences have been resolved by valid agreement between such parties and the Trustee shall have been notified thereof in writing signed by all of the interested parties.

Section 4.8. Transfer Agent. The Trustee may serve as transfer agent or may designate a transfer agent at any time. The initial transfer agent shall be American Stock Transfer & Trust Company, LLC. The Trustee may dismiss the transfer agent and designate a successor transfer agent at any time with or without reason. Any entity serving as transfer agent shall be entitled to payment of its fees in accordance with the terms of its engagement.

ARTICLE V.

ACCOUNTING AND DISTRIBUTION; REPORTS

Section 5.1. Fiscal Year and Accounting Method. The fiscal year of the Trust shall be the calendar year. The books and records of the Trust shall be maintained and the financial statements of the Trust shall be prepared in accordance with applicable requirements that will provide appropriate financial data responsive to the reasonable needs of the Unitholders and which shall comply with Sections 5.3 and 5.4, which may be a system of accounting other than U.S. generally accepted accounting principles (“GAAP”).

Section 5.2. Distributions. The Trustee shall determine the Quarterly Distribution Amount for each Quarter and shall establish a cash reserve equal to such amount for distribution to Unitholders of record as of the Quarterly Record Date for such Quarter. On the Distribution Date for such Quarterly Distribution Amount, the Trust will distribute the Quarterly Distribution Amount pro rata to the Unitholders of record on the applicable Quarterly Record Date. Notwithstanding anything herein to the contrary, Trust shall not make any distribution to the Unitholders unless and until the Trust has received revenues generated from the Royalties and has paid any expenses or liabilities of the Trust then due and payable (including any amounts payable to Grantor or Depositor) and funded any reserves the Trustee then considers advisable in amounts the Trustee deems appropriate. Nothing herein shall prevent or restrict payments to Unitholders pursuant to Section 3.15 or Section 3.20.

Section 5.3. Income Tax Reporting. For federal and state income tax purposes, the Trust shall file such returns and statements as it is advised are required to comply with applicable provisions of the Code and regulations and any applicable state laws and regulations, in either case to permit each Unitholder to report such Unitholder’s share of the income and deductions of the Trust. The Trust shall treat all income and deductions of the Trust for each Quarter as having been realized on the Quarterly Record Date for such month unless otherwise advised by its tax advisors, counsel or the Internal Revenue Service. The Trust shall report as a grantor trust until and unless it is advised by tax counsel or other tax experts that such reporting is no longer proper or appropriate. Within 75 days following the end of each fiscal year, the Trust shall mail, to each Unitholder of record on a Quarterly Record Date during such fiscal year, a report which shall show in reasonable detail such information as is necessary to permit all holders of record of Units on a Quarterly Record Date during such fiscal year to make calculations necessary for tax purposes.

Section 5.4. Reports to Unitholders.

(a) Within 45 days following the end of each of the first three Quarterly Periods of each calendar year (or such other period of time as may be required by the rules and regulations of the SEC adopted with respect to the Exchange Act or of any U.S. securities exchange or quotation system on which the Units are listed or admitted to trading), the Trust shall mail to each Person who was a Unitholder of record on the Quarterly Record Date for such Quarterly Period a report, which may be a copy of the Trust’s Quarterly Report on Form 10-Q under the Exchange Act (or any successor form or report under the Exchange Act or any successor legislation), which shall show in reasonable detail the assets and liabilities and receipts and disbursements of the Trust for such Quarterly Period; provided, however, the obligation to mail a report to each Unitholder of record shall be deemed to be satisfied if the Trust files a copy of its Quarterly Report on Form 10-Q (or any successor form or report) on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system maintained by the SEC or any successor system or otherwise makes such report publicly available on an Internet website that is generally accessible to the public or otherwise make such report publicly available.

(b) Within 90 days following the end of each fiscal year (or such shorter period of time as may be required by the rules and regulations of the SEC adopted with respect to the Exchange Act or of any securities exchange or quotation system on which the Units are listed or admitted to trading), the Trust shall mail to each Person who was a Unitholder of record on a date to be selected by the Trustee an annual report, which may be a copy of the Trust’s Annual Report on Form 10-K under the Exchange Act (or any successor form or report under the Exchange Act or any successor legislation), containing financial statements audited by an independent registered public accounting firm selected by the Trustee, plus such annual reserve information regarding the Royalties as may be required by the rules and regulations of the SEC; provided, however, the obligation to mail a report to each Unitholder of record shall be deemed to be satisfied if the Trust files a copy of its Annual Report on Form 10-K (or any successor form or report) on the EDGAR system maintained by the SEC or any successor system or otherwise makes such report publicly available on an Internet website that is generally accessible to the public or otherwise makes such report publicly available.

(c) Notwithstanding the foregoing, the Trust shall furnish to the Unitholders such reports, in such manner and at such times, as are at any time required by law or by rules or regulations of any U.S. securities exchange or quotation system on which the Units are listed or admitted for trading, if applicable.

Section 5.5. Filings. The Trust shall make all Exchange Act filings required by applicable law or regulation. Depositor or Grantor shall prepare and file all filings and reports required under state securities or Blue Sky laws. The Trust shall take all reasonable actions to prepare and mail to Unitholders any reports, press releases or statements, financial or otherwise, that Depositor or Grantor notifies the Trust in writing are required to be provided by the Trust to Unitholders by law or governmental regulation or the requirements of any securities exchange or quotation system on which the Units are listed or admitted for trading, if applicable, subject to receipt by the Trust of a satisfactory opinion of counsel confirming the necessity of such reports, if such an opinion is deemed necessary by the Trustee; provided, however, the obligation to mail such reports, press releases or statements, financial or otherwise, to each Unitholder of record shall be deemed satisfied if such information is filed on the EDGAR system maintained by the SEC or any successor system or is otherwise made publicly available on an Internet website that is generally accessible to the public or otherwise.

Section 5.6. Information to be Supplied by Grantor, Depositor and Trust. Depositor or Grantor shall provide, or cause to be provided, to the Trust on a timely basis (a) annual audited financial statements of the Trust and quarterly unaudited financial statements of the Trust and such other information as the Trustee may reasonably require in order for the Trust to obtain a third party reserve report or other reports, in each case as shall be necessary for Trust to comply with its reporting obligations pursuant to the Exchange Act and/or the requirements of any securities exchange or quotation system on which the Units are listed or admitted for trading and (b) such other information available to Depositor or Grantor concerning the Royalties (including information with respect to the properties burdened by the Royalties) and related matters as shall be necessary for the Trust to comply with its reporting obligations pursuant to the Exchange Act, the requirements of any securities exchange or quotation system on which the Units are listed or admitted for trading and this Agreement, if applicable, including, without limitation, Sections 5.3, 5.4 and 5.5 hereof. For purposes of this Section 5.6, the phrase “timely basis” shall mean promptly and not less than 10 Business Days prior to the date on which the Trust is required to comply with such reporting obligations. In addition, Depositor or Grantor shall provide to the Trust on a timely basis, for use in connection with the Trust’s annual report on Form 10-K and quarterly report on Form 10-Q (or successor forms or reports), all information required to comply with the applicable Exchange Act requirements (including, if so required, a “Management’s Discussion and Analysis of Financial Condition and Results of operations” relating to such financial statements) and such further information as may be required by such reports or other required reports and the related rules and regulations as they may exist from time to time. In addition to the financial statements and other information or reports to be prepared by

Depositor or Grantor for the Trust, Depositor or Grantor shall provide to the Trust in connection with such financial statements and other information or reports, such supporting information, data, documentation and other information or materials, and such certifications of Depositor or Grantor, as may be reasonably requested by the Trustee from time to time for the purpose of confirming or verifying any of the financial statements and other information or reports to be prepared by Depositor or Grantor for the Trust, and the Trust and the Trustee shall be entitled to rely thereon without investigation and shall be fully protected and incur no liability in doing so. Such supporting information, data, documentation and other information or materials, and such certifications of Depositor or Grantor, shall be provided to the Trust on a timely basis. Notwithstanding any provision to the contrary in this Agreement or the Conveyances, Depositor, Grantor and their Affiliates shall not be required to disclose, produce or prepare any information, documents or other materials which (i) were generated for analysis or discussion purposes or contain interpretative data or (ii) are subject to the attorney-client or attorney-work-product privileges, or any other privileges to which they may be entitled pursuant to applicable law.

Section 5.7. Reliance on Information. The Trustee, so long as acting in good faith, shall be entitled to rely, without investigation, on all information provided to it by Depositor or Grantor for purposes of complying with the reporting obligations of the Trust as contemplated by Section 5.6, including, without limitation, information regarding depletion and entitlement to tax credits under Section 29 of the Code. Notwithstanding any time limit imposed by applicable laws or regulations or by the provisions of this Agreement, if, due to the unavailability prior to the expiration of any such time limit of information necessary, or a delay in receipt by the Trustee of information necessary, for preparation of a report required to be filed, made or delivered by the Trustee, the Trustee shall be unable to prepare and file or mail such report within such time limit, the Trustee shall prepare and file or mail such report as soon as practicable after such information is received.

ARTICLE VI.

LIABILITY OF TRUSTEE, INDEMNIFICATION AND METHOD OF SUCCESSION

Section 6.1. Liability of Trustee and Delaware Trustee.

(a) Except as expressly set forth in this Agreement, neither the Trustee nor the Delaware Trustee shall have any duties or liabilities, including fiduciary duties, to the Trust or any Unitholder; provided that nothing herein shall be deemed to eliminate the implied contractual covenant of good faith and fair dealing. To the extent that, at law or in equity, the Trustee and the Delaware Trustee have duties, including fiduciary duties, and liabilities relating thereto to the Trust or any Unitholder, the Trustee and the Delaware Trustee shall not be liable to the Trust or to any Unitholder for its good faith reliance on the provisions of this Agreement. For the avoidance of doubt, to the fullest extent permitted by law, no person other than the Trustee and the Delaware Trustee shall have any duties (including fiduciary duties) or liabilities at law or in equity to the Trust, any Unitholder or any other Person. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the Trustee or the Delaware Trustee or any other Person otherwise existing at law or in equity are agreed by the parties hereto and the Trust to replace such other duties and liabilities of the Trustee, the Delaware Trustee and such other Persons. Notwithstanding any other provision of this Agreement, the Trustee shall not be liable to Depositor, Grantor, any Unitholder or any other Person under any circumstances for special, punitive or consequential damages or lost profits.

(b) Each of the Trustee and the Delaware Trustee, in carrying out its powers and performing its duties, may act in its discretion directly, or at the expense of the Trust, through agents or attorneys pursuant to agreements entered into with any of them, and shall be personally or individually liable only for fraud, willful misconduct or gross negligence or for acts or omissions in bad faith as adjudicated by arbitration (subject to the Trustee’s consent to such arbitration in accordance with Article IX) or a final, nonappealable judgment of a court of competent jurisdiction and shall not individually or personally be liable for any act or omission of any agent or employee of the Trustee or Delaware Trustee, as applicable, unless the Trustee or Delaware Trustee, as applicable, has acted in bad faith or with willful misconduct or gross negligence in the selection and retention of such agent or employee.

Section 6.2. Indemnification of Trustee and Delaware Trustee. The Trustee, the Delaware Trustee and their respective officers, agents and employees when acting in such capacity shall be indemnified and held harmless by, and receive reimbursement from, the Trust Estate, Depositor and Grantor, jointly and severally, against and from any and all liabilities, obligations, costs, expenses, actions, suits, claims, damages (including consequential damages and all other types of damages), losses, penalties, taxes, fees and other charges of any kind and any nature whatsoever (“Article VI Expenses”) incurred by it individually or as Trustee or Delaware Trustee in the administration of the Trust and the Trust Estate or any part or parts thereof, including, without limitation, any Article VI Expenses arising out of or in connection with any liability under Environmental Laws, or in the doing of any act done or performed or omission occurring on account of its being Trustee or Delaware Trustee or acting in such capacity, except any Article VI Expenses to which it is liable under Section 6.1. Each of the Trustee and Delaware Trustee shall have a first priority lien upon the Trust Estate to secure it for such indemnification and reimbursement and for compensation to be paid to Trustee and the Delaware Trustee. Neither the Trustee or Delaware Trustee nor any officer, agent or employee of the Trustee or the Delaware Trustee shall be entitled to any reimbursement or indemnification from any Unitholder for any Article VI Expenses incurred by the Trustee, the Delaware Trustee or any such officer, agent or employee, their right of reimbursement and indemnification, if any, being limited solely to the Trust Estate (and Depositor and Grantor as provided herein), whether or not the Trust Estate is exhausted without full reimbursement or indemnification of the Trustee, Delaware Trustee or any such officer, agent or employee. The Trust Estate, Depositor or Grantor shall, promptly upon request, reimburse the Trustee and the Delaware Trustee for, or promptly upon request advance to the Trustee and the Delaware Trustee, any fees or expenses, including reasonable legal expenses, incurred or estimated to be incurred by the Trustee or Delaware Trustee in connection with the investigation or defense of any Article VI Expenses with respect to which the Trustee or Delaware Trustee is or may be entitled to indemnity by Depositor and Grantor under this Section 6.2. All indemnification and contribution and other rights of the Trustee and the Delaware Trustee set forth in this Article VI, and all Protective Provisions set forth in this Article VI, are in addition to the other indemnification, contribution and other rights and Protective Provisions set forth elsewhere in this Agreement. All of the indemnification and contribution and Protective Provisions and other rights of the Trustee and the Delaware Trustee set forth elsewhere in this Agreement are in addition to the indemnification and contribution and Protective Provisions and other rights of the Trustee and the Delaware Trustee set forth in this Article VI.

Section 6.3. Priority and Continuity of Indemnification Obligations. Any Article VI Expenses for which the Trustee, the Delaware Trustee or any officer, agent, employee or controlling person of the Trustee or Delaware Trustee may be entitled to indemnification, reimbursement, advancement or contribution shall be first satisfied out of the Trust Estate prior to any indemnification, reimbursement, advancement or contribution from Grantor or Depositor; provided, that Grantor or Depositor shall be required to provide such indemnification at any time and from time to time that cash in the Trust Estate or cash reasonably anticipated to be available is inadequate to satisfy and discharge such Article VI Expenses or if, for any reason (other than failure of the Trustee to cause the Trust to pay such requested amounts if cash is available to the Trust Estate), the Trustee or the Delaware Trustee has not received any amount it has requested from the Trust Estate within ten days after making request therefor. The obligations of the Trust Estate, Depositor and Grantor to provide indemnification, reimbursement, advancement of expenses and contribution to the Trustee, the Delaware Trustee and their respective officers, agents, employees or controlling persons under this Agreement shall survive the resignation or removal of the Trustee or the Delaware Trustee and the termination of the Trust and this Agreement.

Section 6.4. Contribution. If the indemnification provided for in this Agreement shall for any reason (including, without limitation, due to violation of public policy) be unavailable to or insufficient to hold harmless the Trustee or the Delaware Trustee in respect of any Article VI Expense or other liability, expense, claims, damages or loss as to which the Trustee or Delaware Trustee would otherwise be entitled to indemnification pursuant to Sections 3.16(d) or 6.2, then Depositor, Grantor and the Trust shall, in lieu of indemnifying the Trustee or Delaware Trustee, as applicable, contribute to the amount paid or payable by the Trustee or Delaware Trustee as a result of such liability, expense, claims, damages or loss, in such proportion as shall be appropriate to reflect the relative fault of Depositor, Grantor (with respect to contribution by Depositor, the Trust or Grantor), the Trustee or Delaware Trustee with respect to the events, acts or circumstances giving rise to the Article VI Expense or other liability, expense, claims, damages or loss, as well as any other relevant equitable considerations. For purposes of determining contribution liability with respect to claims based upon the Exchange Act or other securities laws, relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Depositor or Grantor or by the Trustee or the Delaware Trustee. The Trustee and the Delaware Trustee shall look first to the Trust Estate for contribution under this Section 6.4, and then to Depositor or Grantor to the extent the assets of the Trust Estate are not sufficient to reimburse the Trustee or Delaware Trustee fully for all such Article VI Expense or other liability, expense, claims, damages or loss; provided, however, that if, for any reason (other than the failure of the Trustee to cause the Trust to pay such requested amounts if cash is available to the Trust Estate), the Trustee or the Delaware Trustee has not received any amount it has requested from the Trust Estate within ten days after making request therefor, Depositor or Grantor shall pay such amount promptly.

Section 6.5. Indemnification Procedures. If any action or proceeding shall be brought or asserted against the Trust, the Trustee, the Delaware Trustee or any officer, Agent, Affiliate or employee thereof (each referred to as an “Indemnified Party” and, collectively, the “Indemnified Parties”) in respect of which indemnity may be sought from Depositor or Grantor or the Trust (the “Indemnifying Party”) pursuant to Sections 3.16(d) or 6.2 of this Agreement, of which the Indemnified Party shall have received notice, the Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all costs and expenses; provided, however, that the failure so to notify the Indemnifying Party of the commencement of any such action or proceeding shall not relieve the Indemnifying Party from any liability that it may have to any Indemnified Party except to the extent that the Indemnifying Party is prejudiced or damaged by the failure to receive prompt notice. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (a) the Indemnifying Party has agreed to pay such fees and expenses, (b) the Indemnifying Party shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory (including the qualifications of such counsel) to the Indemnified Party on any such action or proceeding or (c) the named parties to any such action or proceeding include both the Indemnified Party and the Indemnifying Party (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnified Party and the Indemnified Party may employ such counsel for the defense of such action or proceeding as is reasonably satisfactory to the Indemnifying Party; it being understood, however, that except in the case of the addition of counsel as contemplated above or caused by the existence or development of a conflict rendering unified representation impermissible or unadvisable, the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys for the Indemnified Parties at any time). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without the written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnifying Party, but, if settled with such written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party agrees (to the extent stated above) to indemnify and hold harmless the Indemnified Party from and against any Expenses by reason of such settlement or judgment. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (a) includes an unconditional release of Indemnified Party from all liability arising out of such claim, (b) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of Indemnified Party, and (c) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of Indemnified Party. The Indemnified Party and the Indemnifying Party (if not Grantor or Depositor) shall, if so requested by Grantor or Depositor, provide reports to Grantor or Depositor on the status of such actions or proceedings; provided, however, that no Indemnified Party or Indemnifying Party shall be required to disclose or produce any information, documents or other materials that are subject to the attorney-client or attorney-work product privileges, or any other privileges to which such party may be entitled pursuant to applicable law.

Section 6.6. Resignation of Trustee.

(a) The Trustee may resign, with or without cause, at any time by notice to Depositor and each of the then Unitholders of record. Such notice shall specify a date when such resignation shall take effect, which shall be a Business Day not fewer than sixty (60) days after the date such notice is mailed; provided, however, that in no event shall any resignation of the Trustee be effective until a successor Trustee has accepted appointment as successor Trustee. In case of such resignation, the Trustee may nominate a successor Trustee which shall be approved and appointed by Depositor without a meeting or vote of the Unitholders, provided such successor meets the standards to serve as the Trustee as provided herein. If the Trustee has given notice of resignation in accordance with this Section 6.6, such resignation is with cause and a successor has not accepted its appointment as successor Trustee during the 90-day period following the receipt by Depositor of such notice of resignation, the annual fee payable to the Trustee in accordance with Section 7.1 and Schedule 2 hereto shall be increased as of the end of such 90-day period by 5%, and shall be further increased by 5% for each month or portion thereof thereafter (to a maximum of two times the fee payable at the time the notice of resignation was received by Depositor) until a successor has accepted its appointment as successor Trustee. The incremental amount of any such increased fees shall be paid to the Trustee on a monthly basis at the beginning of each such month or portion thereof.

(b) If at any time (a) the Trustee has not received compensation for its services or expenses or other amounts owed to the Trustee pursuant to Article VII, (b) Depositor has failed to fully fund a Depositor Loan in a reasonably timely manner after the Trustee has requested such Depositor Loan pursuant to Section 7.5 or has failed to pay Trust Obligations up to the Depositor Annual Expense Cap in accordance with Section 3.7, (c) the Trust Obligations exceed the amount of funds of the Trust available to pay such Trust Obligations, and (d) at any time that a stand-by reserve account or letter of credit is available to the Trustee as contemplated by Section 12.11, the Trustee is entitled to draw on the stand-by reserve account or letter of credit, then the Trustee shall be permitted to resign for cause. In the case of such resignation for cause, the Trustee may at its election cause the sale of the Royalties and dissolve, windup and thereafter terminate the Trust in accordance with Article IX, and shall be fully protected and shall incur no liability to Depositor, Grantor, any Unitholder or any other Person for doing so. No such election by the Trustee to dissolve, windup and thereafter terminate the Trust in accordance with this Section 6.6(b) or Article IX shall result or be deemed to result in any waiver or release of any right or protection of the Trustee or any waiver or release of any Protective Provision set forth in this Agreement.

Section 6.7. Removal of Trustee. The Trustee or Delaware Trustee may be removed, with or without cause, at a meeting held in accordance with the requirements of Article VIII by the affirmative vote of the holders of a majority of all the Units then outstanding; provided, however, that any removal of the Trustee or Delaware Trustee shall be effective only at such time as a qualified successor (including, in the case of the Delaware Trustee, fulfillment of the requirements of Section 3807(a) of the Delaware Trust Act) Trustee or Delaware Trustee has accepted appointment as successor Trustee or Delaware Trustee.

Section 6.8. Appointment of Successor Trustee. Except to the extent otherwise provided in Section 6.6, in the event of a vacancy in the position of Trustee or Delaware Trustee or if the Trustee or Delaware Trustee has given notice of its intention to resign, the holders of the majority of the Units present or represented at a meeting held in accordance with the requirements of Article VIII may appoint a successor Trustee or Delaware Trustee. Except to the extent otherwise provided in Section 6.6, nominees for appointment may be made by (a) the resigned, resigning or removed Trustee or Delaware Trustee, (b) any Unitholder or Unitholders owning of record at least twenty-five percent (25%) of the Units then outstanding or (c) Depositor. Any such successor Trustee shall be a bank or trust company having capital, surplus and undivided profits (as of the end of its last fiscal year prior to its appointment) of at least $100,000,000. Any successor Delaware Trustee shall be a bank or trust company having its principal place of business in the State of Delaware. In the event that a new Trustee or Delaware Trustee has not been approved within sixty (60) days after the notice of resignation, a vote of a majority of the holders of Units removing the Trustee or Delaware Trustee, or other occurrence of a vacancy in the position of Trustee or the Delaware Trustee, a successor Trustee or Delaware Trustee may be appointed by any State or Federal District Court having jurisdiction in New York, New York or Wilmington, Delaware, upon the application of Depositor, Grantor, any Unitholder or the Trustee or Delaware Trustee tendering its resignation as Trustee or Delaware Trustee, and in the event any such application is filed, such court may appoint a temporary trustee (which shall not be required to meet the financial standards required for the appointment of a Trustee) at any time after such application is filed, which shall, pending the final appointment of a Trustee or Delaware Trustee, have such powers and duties as the court appointing such temporary trustee shall provide in its order of appointment, consistent with the provisions of this Agreement. Nothing herein shall prevent the same Person from serving as both the Delaware Trustee and the Trustee if it meets the qualifications thereof.

Immediately upon the appointment of any successor Trustee or Delaware Trustee, all rights, titles, duties, powers and authority of the predecessor Trustee or Delaware Trustee hereunder (except for the predecessor Trustee’s or Delaware Trustee’s rights to amounts payable under Section 3.16(d), or Article VI or Article VII prior to the appointment of such successor Trustee or Delaware Trustee) shall be vested in and undertaken by the successor Trustee or Delaware Trustee, which shall be entitled to receive from the predecessor Trustee or Delaware Trustee all of the Trust Estate held by it hereunder net of any amounts then owed to the predecessor Trustee or Delaware Trustee and all records and files in connection therewith. Any resigning or removed Trustee or Delaware Trustee shall account to its successor for its administration of the Trust. No successor Trustee or Delaware Trustee shall be obligated to examine or seek alteration of any account of any preceding Trustee or Delaware Trustee, nor shall any successor Trustee or Delaware Trustee be liable personally for failing to do so or for any act or omission of any preceding Trustee or Delaware Trustee. The preceding sentence shall not prevent any successor Trustee, Delaware Trustee or anyone else from taking any action otherwise permissible in connection with any such account.

Section 6.9. Laws of Other Jurisdictions. If, notwithstanding the other provisions of this Agreement, the laws of jurisdictions other than Delaware (each being referred to below as “Such Jurisdiction”) apply to the administration of properties under this Agreement, the following provisions shall apply. If it is necessary or advisable for a trustee to serve in such jurisdiction and if the Trustee is disqualified from serving in such jurisdiction or for any other reason fails or ceases to serve there or if for any other reason the Trustee deems it advisable to appoint an ancillary trustee in any jurisdiction, an ancillary trustee which need not meet the requirements set forth in the third sentence of Section 6.8 shall be designated in writing by the Trustee. To the extent permitted under the laws of such jurisdiction, the Trustee may remove the ancillary trustee in such jurisdiction, without cause and without necessity of court proceeding or Unitholder approval, and may or may not appoint a successor ancillary trustee in such jurisdiction from time to time. The ancillary trustee serving in such jurisdiction is requested and authorized, to the extent not prohibited under the laws of such jurisdiction, to appoint the Trustee to handle the details of administration in such jurisdiction. The ancillary trustee in such jurisdiction shall have all rights, powers, discretions, responsibilities and duties as are delegated in writing by the Trustee, subject to such limitations and directions as shall be specified by the Trustee in the instrument evidencing such appointment. Any ancillary trustee in such jurisdiction shall be responsible for all assets with respect to which such trustee is empowered to act. To the extent the provisions of this Agreement and Delaware law cannot be made applicable to the administration in such jurisdiction, the rights, powers, duties and liabilities of the ancillary trustee in such jurisdiction shall be the same (or as near the same as permitted under the laws of such jurisdiction if applicable) as if governed by Delaware law. In all events, the administration in such jurisdiction shall be as free and independent of court control and supervision as permitted under the laws of such jurisdiction. Whenever the term “Trustee” is applied in this Agreement to the administration in such jurisdiction, it shall refer only to the trustee then serving in such jurisdiction. The fees and expenses of any ancillary trustee shall constitute expenses that are reimbursable to the Trustee pursuant to Section 7.2. Without limiting the generality of Sections 6.1 and 6.2, the Trustee shall not have any personal liability for taking or failing to take any action authorized or contemplated by this Section 6.9, or for any action or inaction thereof by any ancillary trustee appointed hereunder, unless such liability arises out of, or is based upon, any fraudulent misrepresentation, gross negligence, or willful misconduct of the Trustee or for acts or omissions in bad faith as adjudicated by arbitration or a final, nonappealable judgment of a court of competent jurisdiction.

Section 6.10. Force Majeure. No party to this Agreement (or its Affiliates) shall incur any liability to any other party to this Agreement or to any Unitholder if, by reason of any current or future law, rule, regulation or moratorium of or imposed by the federal government or any other governmental authority or regulatory agency or authority, or by reason of any act of God, war or other circumstance beyond its reasonable control, such party is prevented or forbidden from doing or performing any act or thing required by the terms hereof to be done or performed; nor shall any party to this Agreement incur any liability to any other party to this Agreement or to any Unitholder by reason of any nonperformance or delay caused as aforesaid in the performance of any act or thing required by the terms hereof to be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for herein caused as set forth above.

Section 6.11. Failure of Action by Grantor or Depositor. In the event that Grantor or Depositor shall fail or be unable to take any action as required under any provision of this Agreement, the Trustee is empowered (but shall not be required) to take such action for and in the name of Grantor or Depositor. The Trustee shall incur no liability to any Unitholder or to Grantor, Depositor or to any other person as a result of any action the Trustee may take or fail to take under this Section 6.11.

ARTICLE VII.

COMPENSATION OF THE TRUSTEE

Section 7.1. Compensation of Trustee and Delaware Trustee. Each of the Trustee and the Delaware Trustee shall receive compensation for its services as Trustee and Delaware Trustee, respectively, hereunder as set forth in Schedule 2 attached hereto.

Section 7.2. Expenses. The reasonable out-of-pocket costs incurred by the Trust, Trustee or Delaware Trustee, including, but not limited to, charges for SEC and other fees and expenses relating to transfer agent services, Reserve Reports, audits, long distance telephone calls, overtime necessitated by rush orders, travel, legal, accounting, tax and other professional services, including without limitation fees and expenses of news services, joint interest auditors, stock exchange or quotation service fees, fees payable to the PCAOB and any other regulatory body or authority, fees payable in connection with the distribution of information to Unitholders, costs of, printing, stationery, binders, envelopes, ledger sheets, transfer sheets, checks, postage and insurance will be reimbursed to the Trustee or Delaware Trustee at actual cost. The Trustee and Delaware Trustee shall be reimbursed for actual reasonable expenditures made on account of the performance of its duties in connection with matters pertaining to the Trust, and the compensation and expenses of its counsel, accountants or other skilled Persons and of all other Persons who are not full-time employees of the Trustee or Delaware Trustee, as applicable.

Section 7.3. Other Services. In the event of litigation involving the Trust, audits or inspection of the records of the Trust pertaining to the transactions affecting the Trust or any other unusual or extraordinary services rendered in connection with the administration of the Trust, the Trustee shall be entitled to receive additional reasonable compensation for the services rendered, including but not limited to, the payment of the Trustee’s standard rates for all time spent by Trust personnel on such matters; provided, however, the Trustee shall not be entitled to reimbursement or additional compensation for services that unreasonably duplicate services provided by or through Depositor or Grantor.

Section 7.4. Payment. Subject to Article VI with respect to Article VI Expenses, all compensation, reimbursements and other charges owing to the Trustee shall constitute indebtedness and Trust Obligations under this Agreement and will be payable as Trust Obligations in accordance with Section 3.7, and the Trustee shall have a first priority lien on the Trust Estate for the payment of such compensation, reimbursements, and other charges to the extent not paid pursuant to Section 3.7, entitling the Trustee under this Agreement to priority as to payment thereof over payment to any other Person.

Section 7.5. Depositor Loans.

(a) From time to time as the Trustee deems reasonably necessary to assure adequate funding for the administration of the Trust (in addition to amounts required to be paid by Depositor pursuant to Section 3.7), the Trustee may request Depositor to make loans, and Depositor shall make, or cause an Affiliate of Depositor to make, such loans (“Depositor Loans”), in amounts estimated by the Trustee to be required to cover Trust Obligations or any other expense of the Trust expected to be incurred within the 90-day period following the date each such loan is requested. To the extent that the Trust is then holding any cash proceeds generated by the Royalties, or any of them, that have not previously been set aside as a cash reserve for the Quarterly Distribution Amount pursuant to Section 5.2, the Trustee shall take the amount of such cash proceeds into account in estimating the amounts required to cover Trust Obligations.

(b) All Depositor Loans shall be senior unsecured obligations of the Trust, shall not bear interest, and shall be repaid in quarterly installments only from the excess, if any, of (i) the cash received by the Trustee during the applicable Quarter over (ii) all Trust Obligations (excluding Depositor Loans) paid or payable by the Trust for such Quarter and any additions to reserves during or relating to the Quarter.

(c) In the event that upon termination of the Trust the Trust does not hold any cash on hand or other assets other than amounts established as reserves in such amounts as the Trustee in its sole discretion deems appropriate for claims and obligations of the Trust, including contingent, conditional and unmatured claims and obligations in accordance with Section 3808 of the Delaware Trust Act, then any Depositor Loans that remain outstanding will be deemed forgiven, cancelled and discharged by Depositor, or its Affiliates, as applicable, without the necessity of further act or evidence.

Section 7.6. Ownership of Units. Each of Depositor, Grantor, the Trustee or Delaware Trustee, or any Affiliate thereof, in its individual or other capacities, may become the owner or pledgee of Units with the same rights, except as otherwise provided in Section 8.7, as it would have if it were not a Depositor, Grantor, Trustee or Delaware Trustee hereunder.

ARTICLE VIII.

MEETINGS OF UNITHOLDERS

Section 8.1. Purpose of Meetings. Meetings of the Unitholders may be called at any time and from time to time pursuant to the provisions of this Article VIII to transact any matter that the Unitholders may be authorized to transact.

Section 8.2. Call and Notice of Meetings. Any such meeting of the Unitholders may be called by the Trustee in its discretion and will be called by the Trustee at the written request of Depositor, Grantor or Unitholders owning of record not less than fifteen percent (15%) in number of the Units then outstanding. All such meetings shall be held at such time and at such place in New York, New York, as the notice of any such meeting may designate. Except as may otherwise be required by applicable law or by any securities exchange or market system on which the Units are admitted for trading, as applicable, written notice of every meeting of the

Unitholders signed by the Trustee setting forth the time and place of the meeting and in general terms the matters proposed to be acted upon at such meeting shall be given in person or by mail not more than sixty (60) nor less than twenty (20) days before such meeting is to be held to all of the Unitholders of record as of a record date set by the Trustee (the “Record Date Unitholders”), which shall be not more than sixty (60) days before the date of such mailing. No matter other than that stated in the notice shall be acted upon at any meeting. If such notice is given to any Unitholder by mail, it shall be directed to him at his last address as shown by the ownership ledger of the Trustee and shall be deemed duly given when so addressed and deposited in the United States mail, postage paid. Only Record Date Unitholders shall be entitled to notice of and to exercise rights at or in connection with the meeting. Except as provided in Section 8.6, any action required by this Agreement to be taken at a meeting of the Unitholders, or any action which may be taken at a meeting of the Unitholders, may not be taken and shall not be effective without an actual meeting of the Unitholders, prior written notice to the Unitholders thereof and a vote by the Unitholders with respect thereto.

Section 8.3. Voting.

(a) Subject to Section 8.3(b) and Section 8.7, each Record Date Unitholder (including the Depositor and its Affiliates with respect to any Units (including Company Convertible Units) owned of record by such persons) shall be entitled to one vote for each Unit owned of record by him, and any Record Date Unitholder may vote in person or by duly executed written proxy.

(b) All Units held of record by the Exchange Agent shall, as to each matter submitted to the Unitholders for a vote or approval, (i) be deemed present in the proportion described below for purposes of establishing a quorum and (ii) be deemed voted without any action required of the Exchange Agent in the proportion and manner as those Units (other than such Units so held by the Exchange Agent) that actually are voted with respect to each such matter.

(c) At any such meeting the presence in person or by proxy (and including any Units deemed present as described in Section 8.3(b)) of Record Date Unitholders holding a majority of the Units outstanding at the record date shall constitute a quorum, and, except as otherwise specifically provided herein, any matter shall be deemed to have been approved by the Unitholders if it is approved by the vote of a majority in interest of such Record Date Unitholders constituting a quorum, although less than a majority of all of the Units at the time outstanding, except that the affirmative vote by the Record Date Unitholders of:

(i)	prior to the fifth anniversary of the date hereof, eighty percent (80%) or more of all the Units outstanding (subject to Section 8.7) at the record date shall be required to:

(A)	approve or authorize any sale or other disposition of all or substantially all of the assets of the Trust, in a single transaction or series of transactions; or

(B)	approve any amendment to or affecting this Section 8.3 (c)(i); or

(C)	approve any dissolution of the Trust; and

(ii)	except during any period that a greater vote is required under Section 8.3(c)(i), sixty-six and two-thirds percent (66 2/3%) or more of all the Units outstanding (subject to Section 8.7) at the record date shall be required to:

(A)	approve or authorize any sale or other disposition of all or substantially all of the assets of the Trust, in a single transaction or series of transactions;

(B)	approve any amendment to or affecting this Section 8.3(c)(ii); or

(C)	approve any dissolution of the Trust.

In connection with any matter to be submitted to a vote of Unitholders, Depositor shall deliver to the Trustee a certification of such facts and other matters or determinations as may be necessary in order to determine the applicability of any vote requirement or other matter relevant to the proposed vote, together with an opinion of counsel (which may be in-house counsel of Depositor or Grantor), in form and substance reasonably acceptable to the Trustee, confirming that the proposed action has been approved in compliance with the requirements of this Agreement; provided that such opinion (i) may rely on a certificate of Depositor as to any factual matters with respect to the subject matter of such opinion and (ii) is not required to address, and may assume the correctness of, any determination by the Trustee as to conflicts of interests pursuant to Section 8.7). The Trustee shall be fully protected and shall incur no liability in relying on such certification .

Section 8.4. Conduct of Meetings. The Trustee may make such reasonable regulations consistent with the provisions hereof as it may deem advisable for any meeting of the Unitholders, including regulations covering the closing of the transfer books of the Trustee for purposes of determining Unitholders entitled to notice of or to vote at any meeting, the appointment of proxies, the appointment and duties of inspectors of votes, the submission and examination of proxies and other evidence of the right to vote, the preparation and use at the meeting of a list authenticated by or on behalf of the Trustee of the Unitholders entitled to vote at the meeting and such other matters concerning the calling and conduct of the meeting as it shall deem advisable.

Section 8.5. Unitholder Proposals. In the event a meeting of Unitholders is called for any purpose or a written consent is executed pursuant to Section 8.6 at the request of any Unitholder or Unitholders pursuant to the provisions of this Article VIII and the Trust remains subject to the requirements of Section 12 of the Exchange Act, the Unitholder or Unitholders requesting such meeting or soliciting such written consent shall be required to prepare and file a proxy or information statement with the SEC regarding such meeting or written consent in satisfaction of all applicable SEC rules and regulations and at the expense of such requesting Unitholder or Unitholders. The Unitholder or Unitholders requesting such meeting or executing such written consent shall bear the expense of distributing to Unitholders the notice of meeting and the proxy or information statement related thereto. The Trustee shall not be required to cooperate in the preparation of any such proxy or information statement and any related materials except to provide a list of Unitholders of the Trust to the extent required by law.

Section 8.6. Action Without Meeting. Any action required or permitted to be authorized or taken at any meeting of Unitholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing setting forth the authorization or action so taken is signed by Unitholders holding Units representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted. Prompt notice of the authorization or taking of any action pursuant to this Section 8.6 shall be given to those Unitholders who have not consented in writing.

Section 8.7. Units Beneficially Owned by Depositor or its Affiliates Deemed Not Outstanding. In determining whether Unitholders holding the requisite number of Units have approved any vote, direction, consent or waiver under this Agreement pursuant to Section 6.7, Section 6.8, Section 8.3(c)(i) or Section 8.3(c)(ii), or with respect to any other matter that the Trustee reasonably determines presents a material conflict of interest between Depositor or its Affiliates, on the one hand, and the Unitholders other than Depositor or its Affiliates, on the other hand (which shall include the approval or authorization of any amendment, modification, termination or waiver of any rights under any Conveyance), Units which are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by Depositor or its Affiliates shall be disregarded and deemed not to be outstanding for the purpose of any such vote or determination, except that for the purpose of determining whether the Trustee shall be protected in relying on any such vote, direction, consent or waiver only Units which the Trustee actually knows are so owned shall be so disregarded. In connection with any proposed vote, direction, consent or waiver under this Agreement, Depositor shall deliver to the Trustee a certification setting forth in detail all facts, circumstances and other relevant considerations regarding any potential conflicts of interest between Depositor or any of its Affiliates, on the one hand, and the Unitholders other than Depositor or its Affiliates, on the other hand, or certifying to the Trustee that no such potential conflicts of interest exist. Depositor shall deliver such certification to the Trustee as promptly as practicable in connection with any proposed vote, direction, consent or waiver under this Agreement, and in any case no less than ten (10) business days before any filing of proxy materials or dissemination of any communication from the Trustee to the Unitholders regarding any such proposed vote, direction, consent or waiver under this Agreement. The Trustee shall be entitled to publish such certification in proxy materials or other communications to the Unitholders or the public, and shall be entitled to rely on such certification, and shall be fully protected and shall incur no liability to Depositor or any of its Affiliates or to any Unitholder or any other Person for relying on such certification. In the event of any disagreement or dispute regarding any matter relevant to any action or decision under this Section 8.7, the Trustee shall be entitled to act or refuse to act until such disagreement or dispute is resolved to the satisfaction of the Trustee, and in any case shall be entitled to act in accordance with the advice of counsel, which advice of counsel shall be full protection in respect of any decision made by the Trustee in accordance with such advice. In addition to the foregoing, upon request of the Trustee, Depositor shall furnish to the Trustee promptly an officer’s certificate listing and identifying all Units so owned by Depositor or any of its Affiliates, if any, and shall update such list as requested from time to time, including an update as of the record date for any proposed vote, direction, consent or waiver under this Agreement. The Trustee shall be entitled to accept such officer’s certificate as conclusive evidence of the facts therein set forth and of the fact that all Units not listed therein are outstanding for the purpose of any such determination. Notwithstanding the foregoing, if Depositor and its Affiliates shall beneficially own (other than any beneficial ownership attributable to Depositor pursuant to Rule 13d-3 promulgated under the Exchange Act solely due to Depositor’s right to exercise the High-Value Call Option or Low-Value Call Option prior to Depositor’s exercise of the High-Value Call Option or Low-Value Call Option, as applicable, under Section 3.20) all of the Units outstanding, this Section 8.7 shall not apply.

ARTICLE IX.

DURATION, REVOCATION AND TERMINATION OF TRUST

Section 9.1. Revocation. The Trust is and shall be irrevocable and Grantor, as such, retains no power to alter, amend (except as provided otherwise in this Article IX and in Section 10.2) or terminate the Trust. The Trust shall be terminable only as provided in Section 9.2, and shall continue until so terminated.

Section 9.2. Termination. The Trust shall dissolve, windup and thereafter terminate upon the first to occur of the following events (the date of such occurrence, the “Dissolution Date”):

(a) the disposition of all of the Royalties and any assets (other than cash), tangible or intangible, including accounts receivable and claims or rights to payment, constituting the Trust Estate;

(b) a vote in favor of dissolution by the requisite percentage of Unitholders (as specified in Section 8.3(c) and subject to Section 8.3(b) and Section 8.7) present or represented at a meeting and entitled to vote thereon, held in accordance with the requirements of Article VIII;

(c) upon the occurrence of the HV Termination Time or the LV Termination Time following Depositor’s exercise of the High-Value Call Option or the Low-Value Call Option, as applicable;

(d) the Trustee’s election to dissolve, windup and thereafter terminate the Trust following its resignation for cause pursuant to Section 6.6(b); or

(e) [            ], 2033.1

Section 9.3. Disposition and Distribution of Properties.

(a) For the purpose of liquidating and winding up the affairs of the Trust following its dissolution, the Trustee and the Delaware Trustee shall continue to act as such and exercise their powers as such until their duties have been fully performed and the Trust Estate has been finally distributed. In accordance with the Master Conveyance,

[1]	20th anniversary of the date hereof.

upon the dissolution of the Trust, the Trustee shall sell for cash in one or more sales all the properties other than cash then constituting the Trust Estate. The Trustee shall as promptly as possible distribute the Sales Proceeds Amounts of any such sales and any other cash in the Trust Estate according to the respective interests and rights of the Unitholders, after paying, satisfying and discharging all of the liabilities of the Trust, including all Depositor Loans, and setting up reserves in such amounts as the Trustee in its discretion deems appropriate for contingent liabilities. No vote or other approval of the Unitholders shall be held or required prior to selling property pursuant to this Section 9.3(a).

(b) In the event that any property which the Trustee is required to sell is not sold by the Trustee within two years after the dissolution of the Trust, the Trustee shall cause such property to be sold at public auction to the highest cash bidder within 120 days after the end of such two-year period after dissolution of the Trust. Notice of such sale by auction shall be mailed at least thirty (30) days prior to such sale to each Unitholder of record as of a date set by the Trustee at such Unitholder’s address as it appears upon the books of the Trustee. Depositor, Grantor or any Unitholder may purchase all or any portion of the Trust Estate properties at any sale pursuant to this Section 9.3(b). Notwithstanding anything herein to the contrary, in no event may the Trustee distribute the Royalties to the Unitholders. No vote or other approval of the Unitholders shall be held or required prior to selling property pursuant to this Section 9.3(b).

(c) In connection with sales pursuant to this Section 9.3, the Trustee may accept any offer to purchase the properties constituting the Trust Estate that it deems reasonable in its discretion and shall have no liability in connection with any such sales. To the extent deemed appropriate by the Trustee, the Trustee shall, within 30 days after the dissolution of the Trust, use reasonable efforts to engage the services of one or more investment advisers or other parties deemed by the Trustee to be qualified as experts on such matters to assist with such sales (which may include brokers, including online brokerage services) and shall be entitled to rely on the advice of such professionals as contemplated by Section 12.2. Any such sale or sales may be conducted by means of an auction or similar process designed to be available to qualified bidders and may be conducted by means of an electronic bidding process or other process as may then be deemed appropriate by the Trustee or its advisors, without necessity of any notice of the sale or auction to the Unitholders being required; it being understood that the requirement of such notice shall apply solely to an auction conducted pursuant to Section 9.3(b). In the event of such auction or similar process, the Trustee may authorize agreements to reimburse the expenses of such qualified bidders. No vote or other approval of the Unitholders shall be held or required prior to selling property pursuant to this Section 9.3(c).

(d) Upon making final distribution to the Unitholders, the Trustee shall be under no further liability.

(e) Upon completion of the winding up of the Trust, Trustee shall execute and caused to be filed a certificate of cancellation with the Delaware Secretary of State and provide a copy to the Delaware Trustee.

ARTICLE X.

AMENDMENTS

Section 10.1. Prohibited. No amendment may be made to any provision of this Agreement which would:

(a) alter the purposes of the Trust or permit the Trustee or Delaware Trustee to engage in any business or investment activities or any activity substantially different from that specified herein;

(b) alter the rights of the Unitholders vis-a-vis each other;

(c) permit the Trustee to distribute the Royalties in kind either during the continuation of the Trust or during the period of liquidation or winding up under Section 9.3; or

(d) affect the rights and duties of the Trustee, Delaware Trustee, Depositor or Grantor under this Agreement, unless such amendment has been approved, in writing, by such party affected.

Section 10.2. Permitted. Depositor, Grantor and the Trustee may, jointly, from time to time, supplement or amend this Agreement, without the approval of the Unitholders, in order to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision hereof, or to change the name of the Trust, provided that such supplement or amendment does not materially adversely affect the interests of the Unitholders. All other amendments to the provisions of this Agreement shall be made only by a vote of the Unitholders present or represented at a meeting held in accordance with the requirements of Article VIII. The Trustee shall approve all amendments permitted under this Section 10.2, provided all prior conditions are satisfied and there is no adverse effect on the Trustee. In connection with any request by Depositor or Grantor to supplement or amend this Agreement to cure any ambiguity, defect or inconsistency, Depositor or Grantor shall provide to the Trustee, and it shall be a condition to the Trustee’s approval thereof, an officer’s certificate and an opinion of counsel (which may be in-house counsel of Depositor or Grantor) deemed satisfactory to the Trustee to confirm to the Trustee that the amendment or supplement is authorized and permitted by this Agreement and is in compliance with all conditions precedent; provided that such opinion of counsel is not required to address, and may assume the correctness of any determination as to, whether an ambiguity, defect or inconsistency exists that may be cured or corrected under this Section 10.2 or applicable law; it being agreed that the existence of any such ambiguity, defect or inconsistency shall be described in the officer’s certificate and that the Trustee shall be entitled to rely thereon and shall incur no liability for doing so. The Trustee shall be entitled to rely on such officer’s certificate and opinion, and such officer’s certificate and opinion shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith and in accordance therewith.

ARTICLE XI.

ARBITRATION AND RELATED MATTERS

Section 11.1. Arbitration; Trustee’s Consent Required. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES TO THIS AGREEMENT AGREE THAT, SUBJECT TO THE WRITTEN CONSENT OF TRUSTEE, ANY DISPUTE, CONTROVERSY OR CLAIM THAT MAY ARISE BETWEEN OR AMONG GRANTOR OR DEPOSITOR (ON THE ONE HAND) AND THE TRUST OR THE TRUSTEE (ON THE OTHER HAND) IN CONNECTION WITH OR OTHERWISE RELATING TO THIS AGREEMENT OR THE CONVEYANCES OR THE APPLICATION, IMPLEMENTATION, VALIDITY OR BREACH OF THIS AGREEMENT OR THE CONVEYANCES OR ANY PROVISION OF THIS AGREEMENT OR THE CONVEYANCES (INCLUDING, WITHOUT LIMITATION, CLAIMS BASED ON CONTRACT, TORT OR STATUTE), MAY BE FINALLY, CONCLUSIVELY AND EXCLUSIVELY SETTLED BY BINDING ARBITRATION IN WILMINGTON, DELAWARE IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES (THE “RULES”) OF THE AMERICAN ARBITRATION ASSOCIATION OR ANY SUCCESSOR THERETO (“AAA”) THEN IN EFFECT. THE PARTIES TO THIS AGREEMENT (AND ON BEHALF OF THE TRUST) HEREBY EXPRESSLY WAIVE THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO TRIAL BY JURY, WITH RESPECT TO ANY MATTER SUBJECT TO ARBITRATION PURSUANT TO THIS ARTICLE XI; PROVIDED, HOWEVER, THAT THIS WAIVER SHALL NOT APPLY TO THE TRUSTEE UNLESS THE TRUSTEE HAS CONSENTED IN WRITING TO THE ARBITRATION PROCESS. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING, WITHOUT LIMITATION, A SUMMARY OR EXPEDITED PROCEEDING, IN ANY COURT HAVING JURISDICTION, TO COMPEL ARBITRATION OF ANY DISPUTE, CONTROVERSY OR CLAIM TO WHICH THIS ARTICLE XI APPLIES. EXCEPT WITH RESPECT TO THE FOLLOWING PROVISIONS (THE “SPECIAL PROVISIONS”), WHICH SHALL APPLY WITH RESPECT TO ANY ARBITRATION PURSUANT TO THIS ARTICLE XI, THE INITIATION AND CONDUCT OF ARBITRATION SHALL BE AS SET FORTH IN THE RULES, WHICH RULES ARE INCORPORATED IN THIS AGREEMENT BY REFERENCE WITH THE SAME EFFECT AS IF THEY WERE SET FORTH IN THIS AGREEMENT.

(a) In the event of any inconsistency between the Rules and the Special Provisions, the Special Provisions shall control. References in the Rules to a sole arbitrator shall be deemed to refer to the tribunal of arbitrators provided for under subparagraph (c) below in this Article XI.

(b) The arbitration shall be administered by AAA.

(c) The arbitration shall be conducted by a tribunal of three arbitrators. Within ten (10) days after arbitration is initiated pursuant to the Rules, the initiating party or parties (the “Claimant”) shall send written notice to the other party or parties (the “Respondent”), with a copy to the Delaware office of AAA, designating the first arbitrator (who shall not be a representative or agent of any party but may or may not be an AAA panel member and, in any case, shall be reasonably believed by the Claimant to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such person to completely perform arbitral-duties). Within ten (10) days after receipt of such notice, the Respondent shall send written notice to the Claimant, with a copy to the Delaware office of AAA and to the first arbitrator, designating the second arbitrator (who shall not be a representative or agent of any party, but may or may not be an AAA panel member and, in any case, shall be reasonably believed by the Respondent to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such person to competently perform arbitral duties). Within ten (10) days after such notice from the Respondent is received by the Claimant, the Respondent and the Claimant shall cause their respective designated arbitrators to select any mutually agreeable AAA panel member as the third arbitrator. If the respective designated arbitrators of the Respondent and the Claimant cannot so agree within such ten (10) day period, then the third arbitrator will be determined pursuant to the Rules. For purposes of this Article XI, Grantor and Depositor (on the one hand) and the Trust and the Trustee (on the other hand) shall each be entitled to the selection of one (1) arbitrator. Prior to commencement of the arbitration proceeding, each arbitrator shall have provided the parties with a resume outlining such arbitrator’s background and qualifications and shall certify that such arbitrator is not a representative or agent of any of the parties. If any arbitrator shall die, fail to act, resign, become disqualified or otherwise cease to act, then the arbitration proceeding shall be delayed for fifteen (15) days and the party by or on behalf of whom such arbitrator was appointed shall be entitled to appoint a substitute arbitrator (meeting the qualifications set forth in this Article XI) within such fifteen (15) day period; provided, however, that if the party by or on behalf of whom such arbitrator was appointed shall fail to appoint a substitute arbitrator within such fifteen (15) day period, the substitute arbitrator shall be a neutral arbitrator appointed by the AAA arbitrator within fifteen (15) days thereafter.

(d) All arbitration hearings shall be commenced within one hundred twenty (120) days after arbitration is initiated pursuant to the Rules, unless, upon a showing of good cause by a party to the arbitration, the tribunal of arbitrators permits the extension of the commencement of such hearing; provided, however, that any such extension shall not be longer than sixty (60) days.

(e) All claims presented for arbitration shall be particularly identified and the parties to the arbitration shall each prepare a statement of their position with recommended courses of action. These statements of position and recommended courses of action shall be submitted to the tribunal of arbitrators chosen as provided hereinabove for binding decision. The tribunal of arbitrators shall not be empowered to make decisions beyond the scope of the position papers.

(f) The arbitration proceeding will be governed by the substantive laws of the State of Delaware and will be conducted in accordance with such procedures as shall be fixed for such purpose by the tribunal of arbitrators, except that (i) discovery in connection with any arbitration proceeding shall be conducted in accordance with the Federal Rules of Civil Procedure and applicable case law, (ii) the tribunal of arbitrators shall have the power to compel discovery and (iii) unless the parties otherwise agree and except as may be provided in this Article XI, the arbitration shall be governed by the

United States Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of any provision of state law or other applicable law or procedure inconsistent therewith or which would produce a different result. The parties shall preserve their right to assert and to avail themselves of the attorney-client and attorney-work-product privileges, and any other privileges to which they may be entitled pursuant to applicable law. No party to the arbitration or any arbitrator may compel or require mediation and/or settlement conferences without the prior written consent of all such parties and the tribunal of arbitrators.

(g) The tribunal of arbitrators shall make an arbitration award as soon as possible after the later of the close of evidence or the submission of final briefs, and in all cases the award shall be made not later than thirty (30) days following submission of the matter. The finding and decision of a majority of the arbitrators shall be final and shall be binding upon the parties. Judgment upon the arbitration award or decision may be entered in any court having jurisdiction thereof or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The tribunal of arbitrators shall have the authority to assess liability for pre-award and post-award interest on the claims, attorneys’ fees, expert witness fees and all other expenses of arbitration as such arbitrators shall deem appropriate based on the outcome of the claims arbitrated. Unless otherwise agreed by the parties to the arbitration in writing, the arbitration award shall include findings of fact and conclusions of law.

(h) Nothing in this Article XI shall be deemed to (i) limit the applicability of any otherwise applicable statute of limitations or repose or any waivers contained in this Agreement, (ii) constitute a waiver by any party hereto of the protections afforded by 12 U.S.C. Section 91 or any successor statute thereto or any substantially equivalent state law, (iii) restrict the right of the Trustee to make application to any state or federal district court having jurisdiction in New Castle County, Delaware, to appoint a successor Trustee or to request instructions with regard to any provision in this Agreement when the Trustee is unsure of its obligations thereunder, or (iv) apply to the Delaware Trustee.

Section 11.2. Litigation, Forum Selection; Venue; Waiver of Jury Trial.

(a) IN THE EVENT OF ANY DISPUTE, CONTROVERSY OR CLAIM AS TO WHICH THE TRUSTEE DOES NOT CONSENT IN WRITING TO ARBITRATION AS PERMITTED BY SECTION 11.1, THE PARTIES TO THIS AGREEMENT AGREE THAT ANY SUCH DISPUTE, CONTROVERSY OR CLAIM THAT MAY ARISE BETWEEN OR AMONG GRANTOR OR DEPOSITOR (ON THE ONE HAND) AND THE TRUST OR THE TRUSTEE (ON THE OTHER HAND) IN CONNECTION WITH OR OTHERWISE RELATING TO THIS AGREEMENT OR THE CONVEYANCES OR THE APPLICATION, IMPLEMENTATION, VALIDITY OR BREACH OF THIS AGREEMENT OR THE CONVEYANCES OR ANY PROVISION OF THIS AGREEMENT OR THE CONVEYANCES (INCLUDING, WITHOUT LIMITATION, CLAIMS BASED ON CONTRACT, TORT OR STATUTE) SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF DELAWARE OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. THE PARTIES TO THIS AGREEMENT SUBMIT TO

THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE PARTIES TO THIS AGREEMENT WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) THE PARTIES TO THIS AGREEMENT (AND ON BEHALF OF THE TRUST) EXPRESSLY WAIVE THEIR RIGHT TO TRIAL BY JURY.

(c) Nothing in this Section 12.2 shall modify the provisions of Section 12.9 of this Agreement.

ARTICLE XII.

MISCELLANEOUS

Section 12.1. Inspection of Books.

(a) Depositor, Grantor and each Unitholder and such Depositor, Grantor or Unitholder’s duly authorized agents, attorneys and auditors shall have the right, at such Depositor, Grantor or Unitholder’s own expense and during reasonable business hours, upon reasonable prior notice, to examine and inspect the records of the Trust and the Trustee relating to the Trust, including lists of Unitholders.

(b) The Trustee and its duly authorized Agents shall have the right, at the expense of the Trust and during reasonable business hours, upon reasonable prior written notice, to examine and inspect the records of Grantor relating to the Royalties.

Section 12.2. Trustee’s Employment of Experts. The Trustee may, but shall not be required to, consult with counsel, who may be its own counsel, accountants, geologists, engineers and other parties deemed by the Trustee to be qualified as experts on the matters submitted to them, and the opinion or advice of any such parties on any matter submitted to them by the Trustee shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith and in accordance with the opinion of any such party. The Trustee is authorized to make payments of all reasonable and necessary fees billed by third parties for services or expenses thus incurred out of the Trust Estate.

Section 12.3. Merger or Consolidation of Trustee or Delaware Trustee. Neither a change of name of the Trustee or Delaware Trustee nor any merger or consolidation of it or of its corporate powers with another bank or with a trust company shall affect its right or capacity to act hereunder. Upon any merger, consolidation, sale of assets or other transaction involving the Trustee or Delaware Trustee in which the Trustee or Delaware Trustee is not the surviving entity, the surviving entity in such transaction shall automatically become Trustee or Delaware Trustee of the Trust and succeed to all rights, titles, duties, powers and authority of the predecessor Trustee or Delaware Trustee hereunder, without the requirement of Unitholder approval or any other action, provided such surviving entity has succeeded to the rights and obligations of the predecessor Trustee or Delaware Trustee in accordance with applicable law and is a bank or trust company having capital, surplus and undivided profits (as of the end of its last fiscal year prior to the consummation of such transaction) of at least $100,000,000.

Section 12.4. Filing of this Agreement. Neither this Agreement nor any executed copy hereof need be filed in any county in which any of the Trust Estate is located or elsewhere, but the same may be filed for record in any county by the Trustee. In order to avoid the necessity of filing this Agreement for record, the Trustee agrees that to the extent applicable for the purpose of vesting the record title to the Royalties in any successor Trustee, the succeeded Trustee will, upon appointment of any successor Trustee, execute and deliver to such successor Trustee appropriate assignments or conveyances.

Section 12.5. Severability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be illegal, invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to Persons or circumstances, other than those as to which it is held illegal, invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 12.6. Notices. Any and all notices or demands permitted or required to be given under this Agreement shall be in writing and shall be validly given or made if (a) personally delivered, (b) delivered and confirmed by Federal Express or other nationally recognized overnight courier delivery service, which shall be effective as of confirmation of receipt by the courier at the address for notice hereinafter stated, (c) solely in the case of notice to any Unitholder, by press release in a nationally recognized and distributed media, or (d) deposited in the United States mail, first class, postage prepaid, certified or registered, return receipt requested, addressed as follows:

If to the Trustee, to:

The Bank of New York Mellon Trust Company, N.A.

Institutional Trust Services

919 Congress Avenue, Suite 500

Austin, Texas 78701

Attention: Mike J. Ulrich

Facsimile No.: (512) 479-2253

With a copy to:

Bracewell & Giuliani LLP

111 Congress Avenue, Suite 2300

Austin, Texas 78701

Attention: Thomas W. Adkins

Facsimile No.: (512) 479-3940

If to the Delaware Trustee, to:

BNY Mellon Trust of Delaware

100 White Clay Center, Suite 102

Newark, Delaware 19711

Attention: Corporate Trust Administration,

Kristine K. Gullo, Vice President

Facsimile No.: (302) 453-4400

If to Depositor, to:

Freeport-McMoRan Copper & Gold Inc.

333 N. Central Avenue

Phoenix, Arizona 85004

Attention: General Counsel

Facsimile No.: (602) 453-2871

If to Grantor, to:

McMoRan Oil & Gas LLC

1615 Poydras Street

New Orleans, Louisiana 70112

Attention: General Counsel

Facsimile No.: (504) 582-1603

If to a Unitholder, to:

the Unitholder

at its last address as shown on the

ownership records maintained by the Trustee

Notice which is mailed in the manner specified shall be conclusively deemed given three (3) days after the date postmarked or upon receipt, whichever is sooner. Any party to this Agreement may change its address for the purpose of receiving notices or demands by notice given as provided in this Section 12.6.

In addition to the foregoing, the Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods; provided however that no such electronic communication from a Unitholder to the Trustee shall constitute a valid notice or demand. If a party to this Agreement elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 12.7. Counterparts. This Agreement may be executed in a number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

Section 12.8. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 12.9. Governing Law. Notwithstanding any provision herein to the contrary, this Agreement and the Trust, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (including, without limitation, the validity, construction and administration of this Agreement and the Trust, the enforceability of the provisions of this Agreement, all rights and remedies hereunder and the services of the Trustee hereunder), or the negotiation, execution or performance of this Agreement (including, without limitation, any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware; provided, however, that there shall not be applicable to the Trust, the Trustee, the Delaware Trustee, Depositor, Grantor, the Unitholders or this Agreement any provision of the laws (statutory or common) of the State of Delaware pertaining to trusts that relate to or regulate, in a manner inconsistent with the terms hereof (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets or (g) the establishment of fiduciary or other standards of responsibility or limitations on the acts or powers of trustees that are inconsistent with the limitations or liabilities or authorities and powers of the Trustee and the Delaware Trustee as set forth as referenced in this Agreement. Sections 3540 and 3561 of Title 12 of the Delaware Code shall not apply to the Trust.

Section 12.10. Confidentiality.

(a) Any confidential information provided by Depositor or Grantor to the Trustee or Delaware Trustee pursuant to this Agreement shall not be disclosed by Trustee or Delaware Trustee to any third party, except with Depositor’s or Grantor’s prior written consent. Notwithstanding the foregoing, Trustee or Delaware Trustee may disclose such information to its representatives or the their officers, directors, legal counsel, accountants and advisors (collectively, “Representatives”) who, in each case, in the Trustee’s or Delaware Trustee’s reasonable judgment, need to know such information for the purpose of (i) confirming compliance with the terms of this Agreement or (ii) advising the Trustee or Delaware Trustee with respect to any action required by or requested of the Trustee or Delaware Trustee pursuant to this Agreement or any Conveyance provided that the Trustee or Delaware Trustee shall (a) inform each person to whom such information is provided of the confidential nature of such information, (b) take reasonable precautions necessary to prevent the disclosure of such information by such persons to any third party, and (c) be responsible for any breach of this Section 12.10 by any Representatives.

(b) If the Trustee or Delaware Trustee is requested or required (by law, judicial or governmental order or regulatory process or by any self-regulatory organization, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any confidential information provided by Depositor or Grantor to the Trustee or Delaware Trustee, it is agreed that the Trustee or Delaware Trustee will, to the extent legally permitted, provide Depositor or Grantor with prompt notice of such request or requirement prior to making such disclosure so that Depositor or Grantor may seek an appropriate protective order and/or waive Trustee’s or Delaware Trustee’s compliance with this Section 12.10. Trustee or Delaware Trustee may disclose only that portion of the confidential information that Trustee or Delaware Trustee is advised by its counsel is legally required to be disclosed; provided, that, to the extent legally permitted, Trustee or Delaware Trustee provides Depositor or Grantor prior written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon Depositor’s or Grantor’s request, uses reasonable efforts to obtain assurances that confidential treatment will be afforded to such information.

(c) Notwithstanding the foregoing provisions of this Section 12.10 or any other provision hereof, nothing herein shall prevent or restrict the Trust or Trustee from making any public disclosure of any information the Trustee deems to be required or advisable in order to ensure compliance by the Trust with applicable securities laws, or other legal or regulatory requirements or securities exchange listing or quotation system or similar requirements; provided, however, that this sentence shall apply and remain in effect only until the later to occur of (i) the conclusion of the winding up and termination of the Trust (which may be after the Termination Date), and (ii) the termination of any public reporting obligations of the Trust under applicable securities laws.

Section 12.11. Stand-by Reserve Account or Letter of Credit. Depositor hereby agrees to provide and maintain a $1.0 million stand-by reserve account with The Bank of New York Mellon Trust Company, N.A. or a letter of credit, in a form and from a bank reasonably acceptable to the Trustee, for the purpose of enabling the Trustee to draw on the reserve account or letter of credit to pay Trust Obligations in the event that the Trust does not have funds adequate to pay the Trust Obligations at any time or from time to time. At any time (and from time to time) after the one-year anniversary of the date of this Agreement, with the consent of the Trustee, Depositor may reduce the reserve account or substitute a letter of credit in a different face amount for the original letter of credit or any substitute letter of credit.

Section 12.12. Conveyances. Grantor shall record the Recordable Conveyances (and any further conveyances necessary to properly convey to the Trust interests required or intended to be conveyed to the Trust after the date hereof) in the appropriate filing offices in accordance with the terms of the Conveyances, and Grantor and Depositor shall be solely responsible for the correctness of the information contained in the Recordable Conveyances and other conveyances and the proper filing thereof. The Trustee shall have no responsibility for the correctness of the information contained in the Recordable Conveyances or other conveyances and no obligation to record any of the Recordable Conveyances or other conveyances or any other document and no responsibility to confirm the proper filing of any of the Recordable Conveyances or other conveyances or any other document. The Trustee shall have no obligation to prepare or file or continue any financing statement or similar filing or to create or perfect any lien or security interest.

Section 12.13. Waiver of Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE HEREUNDER FOR EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES OR LOST PROFITS, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE.

[Signature Page Follows]

IN WITNESS WHEREOF, Depositor, Grantor, Trustee and Delaware Trustee have caused this Agreement to be duly executed the day and year first above written at [[            ], [            ] County, [            ]].

FREEPORT-MCMORAN COPPER & GOLD INC.,
as Depositor

By:
Name:
Title:

McMoRan Oil & Gas LLC,
as Grantor

By:
Name:
Title:

The Bank of New York Mellon Trust Company, N.A.,
as Trustee

By:
Name:
Title:

SIGNATURE PAGE

BNY Mellon Trust of Delaware,
as Delaware Trustee

By:
Name:
Title:

SIGNATURE PAGE

SCHEDULE 1

WIRE INSTRUCTIONS

SCHEDULE 1

SCHEDULE 2

TRUSTEE AND DELAWARE TRUSTEE COMPENSATION

A. Administrative Fees and Expenses

1. A one-time charge of $10,000 is payable to the Trustee by Depositor concurrently with the execution and delivery of the Amended and Restated Royalty Trust Agreement (the “Agreement”).

2. For all administrative and other services to be provided by the Trustee under the Agreement including, but not limited to, costs of Trustee’s personnel, the Trustee will be paid the sum of $150,000 per year, in advance; provided, however, that during the first year in which the Trust receives any payment pursuant to the Conveyance or Royalties (each as defined in the Agreement), and each year thereafter, such sum shall be increased to $200,000 per year. Such amount, whether $200,000 or $150,000, shall not be prorated or reduced for any partial year.

3. Concurrently with the execution and delivery of the Agreement, Depositor shall reimburse the Trustee for the fees and expenses of its counsels incurred in connection with the review of governing documents and other matters relating to the Trustee’s engagement as Trustee of the Trust.

4. In the event of the Trustee performing extraordinary or other services not contemplated at the time of the execution and delivery of the Agreement, the Trustee shall be paid additional fees commensurate with the service provided, which will be charged in the Trustee’s sole reasonable discretion.

5. In the event that a default occurs under the Agreement, the Trustee shall be paid an additional Default Administration Fee calculated in accordance with the Trustee’s hourly rate in effect at the time of the default and as it may be modified by the Trustee in its sole discretion from time to time thereafter, plus all reasonable expenses incurred by the Trustee, which expenses shall include reasonable fees and expenses of counsel to the Trustee.

6. All amounts payable to the Trustee as provided under the Agreement shall be paid out of funds of the Trust to the extent funds of the Trust are available therefor (which shall not include funds previously set aside for payment of a Quarterly Distribution Amount); provided, that to the extent the Trust Obligations exceed the funds of the Trust available therefor, the amounts payable to the Trustee shall be funded promptly by the Depositor in accordance with Sections 3.7 and 7.5 of this Agreement.

B. The fees provided above are in addition to out-of-pocket cost reimbursements permitted under the Agreement.

SCHEDULE 2